As filed with the Securities and Exchange Commission on March __, 2006

                                                    Registration No. 333-_______


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              PHARMA-BIO SERV, INC.
                 (Name of Small Business Issuer in Its Charter)

            Delaware                           8742                     20-0653570
(State or Other Jurisdiction of   (Primary Standard Industrial         (IRS Employer
 Incorporation or Organization)    Classification Code Number)      Identification No.)


                        Sardinera Beach Building Suite 2,
         Marginal Costa de Oro, Dorado, Puerto Rico 00646 (747) 278-2709
          (Address and telephone number of Principal Executive Offices)

                        Sardinera Beach Building Suite 2,
                Marginal Costa de Oro, Dorado, Puerto Rico 00646
                    (Address of principal place of business)

                  Ms. Elizabeth Plaza, Chief Executive Officer
                              Pharma-Bio Serv, Inc.
             Sardinera Beach Building Suite 2, Marginal Costa de Oro
                            Dorado, Puerto Rico 00646
                            Telephone: (787) 278-2709
                               Fax: (787) 796-5168
            (Name, address and telephone number of agent for service)

                  Please send a copy of all communications to:
                             Asher S. Levitsky P.C.
                                Katsky Korins LLP
                                605 Third Avenue
                               New York, NY 10158
                            Telephone: (212) 716-3239
                               Fax: (212) 716-3338

      Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------- ------------------------ ------------------------ ------------------------ ------------------
Title of each class of                               Proposed maximum         Proposed maximum
securities to be            Amount to be registered  offering price per       aggregate offering       Amount of
registered                                           unit (1)                 price(1)                 registration fee
--------------------------- ------------------------ ------------------------ ------------------------ ------------------
Common Stock, par value          15,998,800               $ .7344                  $11,750,000              $1257.25
$.0001 per share(2)
--------------------------- ------------------------ ------------------------ ------------------------ ------------------
Common Stock, par value           7,999,400               $ 1.375                  $10,999,175              $1176.91
$.0001 per share(3)
--------------------------- ------------------------ ------------------------ ------------------------ ------------------
                                                                                                            $2434.16
--------------------------- ------------------------ ------------------------ ------------------------ ------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended. The 15,998,800 represent the shares of common stock issuable upon conversion of the series A convertible preferred stock and the proposed maximum offering price is based on the purchase price of the preferred stock, with no value being attributed to the warrants. The 7,999,400 are shares of common stock issuable upon exercise of common stock purchase warrants, and the proposed maximum offering price is equal to the average exercise price of the warrants.

(2) Represents 15,998,800 outstanding shares of common stock issuable upon conversion of series A convertible preferred stock.

(3) Represents 7,999,400 shares of common stock issuable upon exercise of warrants at an average exercise price of $1.375 per share.

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

       PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MARCH __, 2006

PROSPECTUS

                                23,998,200 Shares
                              PHARMA-BIO SERV, INC.
                                  Common Stock
                            [Market] Trading Symbol:

      The selling stockholders may offer and sell from time to time up to an aggregate of 23,998,200 shares of our common stock that they acquired from us upon conversion of series A convertible preferred stock and that they may acquire from us upon exercise of warrants. For information concerning the selling stockholders and the manner in which they may offer and sell shares of our common stock, including limitation on the number of shares that may be issued upon conversion of the series B preferred stock or certain of the warrants, see "Selling Stockholders" and "Plan of Distribution" in this prospectus.

      We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock other than the exercise price of the warrants if and when the warrants are exercised. We will pay the cost of the preparation of this prospectus, which is estimated at $35,000.

      On ______________, 2006, the last reported sales price for our common stock on the [Market] was $ .

      Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See "Risk Factors," which begins on page 6.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock.

                 The date of this Prospectus is _________, 2006

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                      Page
Prospectus Summary                                                      3
Risk Factors                                                            6
Forward-Looking Statements                                              13
Use of Proceeds                                                         13
Selling Stockholders                                                    14
Plan of Distribution                                                    16
Market for Common Stock and Stockholder Matters                         18
Management's Discussion and Analysis of Financial Condition             19
  and Results of Operations
Business                                                                26
Management                                                              30
Principal Stockholders                                                  34
Certain Relationships and Related Transactions                          36
Description of Capital Stock                                            37
Experts                                                                 40
Legal Matters                                                           40
How to Get More Information                                             40
Financial Statements                                                   F-1

                               PROSPECTUS SUMMARY

      This summary does not contain all of the information that is important to you. You should read the entire prospectus, including the Risk Factors and our consolidated financial statements and related notes appearing elsewhere in this prospectus before making an investment decision.

Our Business

      We are a Puerto Rico based company established by Elizabeth Plaza in 1997 to offer consulting services to the pharmaceutical industry. We have successfully grown our business operation by providing quality, value-added consulting services to the major pharmaceutical, biotechnology and chemical manufacturing companies principally in Puerto Rico.

      Our mission is to provide high quality services to the pharmaceutical and related industries to maintain or improve their quality standards and competitive value. We assist our clients in complying with government regulations by offering a full range of consulting services in the areas of: validation and qualification, technology transfer and post-approval changes, technical documentation, environmental safety and occupational health, microbiology/bio-control, process support and project management, compliance and regulatory, training services and computer systems. We have utilized our favorable market reputation and brand name to secure major contracts with many major drug manufacturers throughout Puerto Rico. We provide validation, regulatory compliance and value-added consulting services as problem solving solutions to its customers in the pharmaceutical, chemical (bulk manufacturing), biotechnology and medical devices industries in Puerto Rico.

      Our engineering and life science professionals include former quality assurance managers or directors from pharmaceutical companies, and experienced and well-trained professionals with masters and doctorates in health sciences and engineering. Our objective is to offer a flexible, common sense and cost effective approach to meet our clients' needs, strategies and budget objectives.

Organization; Merger

      On January 25, 2006, pursuant to the an agreement and plan of merger among us, Plaza Acquisition Corp., Plaza and Elizabeth Plaza, the sole stockholder of Plaza, Plaza Acquisition Corp. was merged into Plaza, with the result that Plaza became our wholly-owned subsidiary. As a result of this our business is the business of Plaza. The acquisition of Plaza is accounted for as a reverse acquisition, with Plaza being the accounting acquiring party. The accounting rules for reverse acquisitions require that beginning with the date of the merger, January 25, 2006, our balance sheet includes the assets and liabilities of Plaza and our equity accounts were recapitalized to reflect the net equity of Plaza. In addition, our historical operating results will be the operating results of Plaza.

      Plaza is a Puerto Rico corporation founded in 1997. We are a Delaware corporation, organized in 2004 under the name Lawrence Consulting Group, Inc. Our corporate name was changed to Pharma-Bio Serv, Inc. in February 2006. Our executive offices are located at Sardinera Beach Building Suite 2, Marginal Costa de Oro, Dorado, Puerto Rico 00646, (787) 278-2709. Our website is www.pharmaservpr.com. Information on our website or any other website is not part of this prospectus.

      References to "we," "us," "our" and similar words refer to the Company, and includes the business and financial information relating to the Company and Plaza on a combined basis. With respect to historical information, these terms refer to Plaza.

Stock Distribution

      On January 24, 2006, we effected a two-for-one share distribution with respect to our common stock pursuant to which we issued one share of common stock for each share outstanding on the record date, January 24, 2006

Issuance of Securities to the Selling Stockholders

      On January 25, 2006, contemporaneously with the consummation of the acquisition of Plaza, we sold, in a private placement, 47 units, each unit consisting of 25,000 shares of series A preferred stock, warrants to purchase 85,100 shares of common stock at $1.10 per share and warrants to purchase 85,100 shares of common stock at $1.65 per share. In the private placement, we issued an aggregate of 1,175,000 shares of series A preferred stock (which are convertible into an aggregate of 15,998,800 shares of common stock), warrants to purchase 3,999,700 shares of common stock at $1.10 per share, and warrants to purchase 3,999,700 shares of common stock at $1.65 per share, to 42 accredited investors. The Company paid brokerage commissions of 10% of the gross purchase price and an aggregate non-accountable expense allowance of 3% of the gross purchase price with respect to the units sold. In certain cases, the broker waived the commission and non-accountable expense allowance, and the investor paid the purchase price less the commission and non-accountable expense allowance. The purchase price for the 47 units sold was $11,750,000. Broker-dealers waived commission and non-accountable expense allowance with respect to $628,750, the Company paid commissions and non-accountable expense allowances totaling $898,750, and the Company issued warrants to purchase an aggregate of 1,439,892 shares of common stock. The warrants have an exercise price of $.7344 per share and a term of three years.

      On April __, 2006, we amended our certificate of incorporation to increase our authorized capital stock to 10,000,000 shares of preferred stock and 50,000,000 shares of common stock, at which time the series A preferred stock was automatically converted, with no action on the part of the holders thereof, into a total of 15,998,800 shares of common stock and the warrants became immediately exercisable.

      The warrants issued in the private placement expire five years from the closing date and are callable by the Company if the closing price of the common stock is at least twice the exercise price of the warrants for twenty (20) consecutive trading days.

                                  THE OFFERING

Common Stock Offered:                        The selling stockholders are offering a total of 23,998,200 shares of common stock of which 15,998,800 shares are outstanding and 7,999,400 shares are issuable upon exercise of warrants

Outstanding Shares of Common Stock:          18,300,600 shares(1,2)

Common Stock to be Outstanding After         26,300,000  shares(1)
Offering:

Use of Proceeds:                             We will receive no proceeds from the sale of any shares by the selling stockholders. In the event that any selling stockholders exercise their warrants, we would receive the exercise price. If all warrants are exercised, we would receive approximately $11.0 million, all of which, if and when received, would be used for working capital and other corporate purposes.

Principal Markets:                           The common stock is traded on the [market].

Trading Symbol:

(1) Does not include a total of 8,056,392 shares of common stock, of which 2,500,000 shares are reserved for options, stock grants or other equity-based incentives under our 2005 long-term incentive plan, 5,539,892 shares are reserved for outstanding warrants other than the warrants held by the selling stockholders, and 16,500 shares are reserved for issuance as stock grants to employees.

(2) Does not include the 7,999,400 shares of common stock issuable upon exercise of warrants held by the selling stockholders.


                          SUMMARY FINANCIAL INFORMATION
                    (in thousands, except per share amounts)

      The following information as at October 31, 2005 and for the two years then ended has been derived from our audited financial statements which appear elsewhere in this prospectus. The following information as at January 31, 2006 and for the three months ended January 31, 2006 and 2005 has been derived from our unaudited financial statements which appear elsewhere in this prospectus.


Statement of Operations Information:


                                Three Months Ended January 31,   Year Ended October 31,
                                ------------------------------   ----------------------
                                       2006          2005          2005          2004
                                     -------       -------       -------       -------
Revenues                             $ 3,410       $ 4,695       $17,413       $16,930
Gross profit                           1,337         2,038         8,011         7,568
Income before income taxes               727         1,559         6,390         5,743
Net income(1)                            370           948         6,390         6,390
Net income per share of common       $   .21       $   .54       $  3.65       $  3.28
stock, (basic)
Weighted average shares of             1,792         1,750         1,750         1,750
common stock outstanding
(basic)
Net income per share of common       $   .11       $   .54          3.65          3.28
stock, (diluted)
Weighted average shares of             3,296         1,750         1,750         1,750
common stock outstanding
(diluted)

---------------

(1) Because we were treated as an N Corporation under the Puerto Rico Internal Revenue Code, our income was taxed to our stockholder, and we did not pay income tax. If income tax were paid at the statutory rate, our net income would have been $3,898, or $2.23 per share, for the year ended October 31, 2005 and $3,505, or $2.00 per share, for the year ended October 31, 2004.

Consolidated Balance Sheet Information:

                                          January 31, 2006         October 31, 2005
                                          ----------------         ----------------
Working capital                                $2,981                    $5,808
Total assets                                    7,427                     7,218
Total liabilities                               8,918                     1,237
Retained earnings (deficiency)                 (1,051)                    5,980
Stockholders' equity (deficiency)              (1,491)                    5,981


                                  RISK FACTORS

      An investment in our securities involves a high degree of risk. In determining whether to purchase our securities, you should carefully consider all of the material risks described below, together with the other information contained in this prospectus before making a decision to purchase our securities. You should only purchase our securities if you can afford to suffer the loss of your entire investment.

Risks That Relate to our Business

Because our business is concentrated in the pharmaceutical industry in Puerto Rico, any changes in that industry could impair our ability to generate business.

      Since substantially all of our business is performed in Puerto Rico for pharmaceutical, biotechnology and chemical manufacturing companies, our ability to generate revenue and profit would be impaired by such factors as changes in taxes in Puerto Rico, or regulatory, tax or economic conditions which discourage these businesses from operating in Puerto Rico and changes in U.S. government regulations which affect the need for services such as those provided by Plaza.

Because our business is dependent upon a small number of clients, the loss of a major client could impair its ability to operate profitably.

      Our business has been dependent upon a small number of clients. During the three months ended January 31, 2006 and the years ended October 31, 2005 and 2004, a very small number of clients accounted for a disproportionately large percentage of our revenue. For the three months ended January 31, 2006, three customers accounted for approximately 68.1% of revenue. For the year ended October 31, 2005, two of these three customers accounted for approximately 62.4% of revenue, and for the year ended October 31, 2004, these two customers accounted for approximately 65.0% of revenue. The loss of or significant reduction in the scope of work performed for any major customer could impair the Company's ability to operate profitably. The scope of work for our largest customer has declined significantly in the three months ended January 31, 2006, and we cannot assure we will not sustain significant decreases in revenue from our major customers or that we will be able to replace any decline in revenue.

We may be unable to pass on increased labor cost to our clients.

      The principal components of our costs of revenue are employee compensation (salaries, wages, taxes and benefits) and expenses relating to the performance of the services. We face increasing labor costs which we seek to pass on to our customers through increases in our rates. We may not be able to pass these cost increases to our clients, and, to the extent that we are not able to pass these increases to our clients, our gross margin will be reduced.

Our cash requirements include payments totaling $8.25 million due to Elizabeth Plaza.

      Pursuant to the merger agreement, we are required to makes three payments, each in the amount of $2.75 million, on January 25, 2007, 2008 and 2009. These payments are not contingent upon our earnings, earnings before interest, taxes, depreciation and amortization or any other financial criteria. We may have not have resources other than our operations from which to make the payments. We cannot assure you that we will have available cash from which we can make these payments and, even if we do have the available cash, our growth may be impaired if we use our cash for that purpose.

Because the pharmaceutical industry is subject to government regulations, our business may be affected by changes in government regulations.

      Because government regulations affect all aspects of the pharmaceutical, biotechnology and chemical manufacturing industries, including regulations relating to the testing and manufacturing of pharmaceutical products and the disposal of materials which are or may be considered toxic, any change in government regulations could have a profound effect upon not only these companies but companies, such as us, that provide services to these industries. If we are not able to adapt and provide necessary services to meet the requirements of these companies in response to changes in government regulations, our ability to generate business may be impaired.

Changes in United States tax laws may affect the development of the pharmaceutical industry in Puerto Rico which could significantly impair our business.

      Until 1996, the Internal Revenue Code provided certain tax benefits to pharmaceutical companies operating in Puerto Rico by enabling their Puerto Rico operations to operate free from federal income taxes. Partly as a result of the tax benefits, numerous pharmaceutical companies established facilities in Puerto Rico. In 1996, this tax benefit was eliminated, although companies that had facilities in Puerto Rico could continue to receive these benefits for ten years, at which time the benefits expire. Although some tax benefits remain, the change in the tax law may affect the willingness of pharmaceutical companies to continue or to expand their Puerto Rico operations. To the extent that pharmaceutical companies choose to develop and manufacture products outside of Puerto Rico, our ability to generate new business may be impaired.

If we are unable to protect our clients' intellectual property, our ability to generate business will be impaired.

      Our services either require us to develop intellectual property for clients or provide our personnel with access to our clients' intellectual property. Because of the highly competitive nature of the pharmaceutical, biotechnology and chemical manufacturing industries and the sensitivity of our clients' intellectual property rights, our ability to generate business would be impaired if we fail to protect those rights. Although all of our employees are required to sign non-disclosure agreements, any disclosure of a client's intellectual property by an employee may subject us to litigation and may impair our ability to generate business either from the affected client or other potential clients.

We may be subject to liability if our services or solutions for our clients infringe upon the intellectual property rights of others.

      It is possible that in performing services for our clients, we may inadvertently infringe upon the intellectual property rights of others. In such event, the owner of the intellectual property may commence litigation seeking damages and an injunction against both us and our client, and the client may bring a claim against us. Any infringement litigation would be costly, regardless of whether we ultimately prevail. Even if we prevail, we will incur significant expenses and our reputation would be hurt, which would affect our ability to generate business and the terms on which we would be engaged, if at all.

We may be held liable for the actions of our employees when on assignment.

      We may be exposed to liability for actions taken by our employees while on assignment, such as damages caused by their errors, misuse of client proprietary information or theft of client property. We currently do not maintain insurance coverage against this risk. Due to the nature of our assignments, we cannot assure you that we will not be exposed to liability as a result of our employees being on assignment.

To the extent that we perform services pursuant to fixed-price or incentive-based contracts, our cost of services may exceed our revenue on the contract.

      Some of our revenue is derived from fixed price contracts. Our costs of services may exceed revenue of these contracts if we do not accurately estimate the time and complexity of an engagement. Further, we are seeking contracts by which our compensation is based on specified performance objectives, such as the realization of cost savings or specified performance objectives. Our failure to achieve these objectives would reduce our revenue and could impair our ability to operate profitable.

      Our profit margin is largely a function of the rates we are able to recover for our services and the utilization rate of our professionals. Accordingly, if we are not able to maintain our pricing for our services or an appropriate utilization rate for our professionals without corresponding cost reductions, our profit margin and profitability will suffer. The rates we are able to recover for our services are affected by a number of factors, including:

      o Our clients' perception of our ability to add value through our services;

      o     Our ability to complete projects on time;

      o     Pricing policies of competitors;

      o Our ability to accurately estimate, attain and sustain engagement revenues, margins and cash flows over increasingly longer contract periods; and

      o     General economic and political conditions.

      Our utilization rates are also affected by a number of factors, including:

      o     Seasonal trends, primarily as a result of our hiring cycle;

      o Our ability to move employees from completed projects to new engagements; and

      o     Our ability to manage attrition of our employees.

Because most of our contracts may be terminated on little or no advance notice, our failure to generate new business could impair our ability to operate profitably.

      Our contracts can be terminated by our clients with short notice. Our clients typically retain us on a non-exclusive, engagement-by-engagement basis, and the client may terminate, cancel or delay any engagement or the project for which we are engaged, at any time and on short notice. As a result, we need to develop new business on an ongoing basis. Since our operations are generally limited to companies operating in Puerto Rico and, to a lesser extent, Puerto Rico businesses that operate elsewhere, the termination, cancellation, expiration or delay of contracts could have a significant impact on our ability to operate profitable.

Because of the competitive nature of the pharmaceutical, biotechnology and chemical manufacturing consulting market, we may not be able to compete effectively if it cannot efficiently respond to changes in the structure of the market and developments in technology.

      Because of recent consolidations in the pharmaceutical, biotechnology and chemical manufacturing consulting business, we are faced with an increasing number of larger companies that offer a wider range of services and have better access to capital than we have. We believe that larger and better-capitalized competitors have enhanced abilities to compete for both clients and skilled professionals. In addition, one or more of our competitors may develop and implement methodologies that result in superior productivity and price reductions without adversely affecting their profit margins. We cannot assure you that we will be able to compete effectively in an increasingly competitive market.

We are dependent upon our management and we need to engage skilled personnel.

      Our success to date has depended in large part on the skills and efforts of Elizabeth Plaza, our president, chief executive officer and founder. The loss of the services of Ms. Plaza could have a material adverse effect on the development and success of our business. Although we entered into a three-year contract with Ms. Plaza, the agreement only requires her to continue as an employee for 18 months and as a consultant for the remaining 18 months, and it does not guarantee that she will continue to be employed by us. During the term of her employment, we will have to identify and hire a person to serve as president and chief executive officer upon Ms. Plaza's retirement. Our failure to hire a qualified person in a timely manner will impair our ability to grow. In addition, because of the highly technical nature of the work that we perform for our clients in the pharmaceutical, biotechnology and chemical manufacturing industries, we need to hire highly skilled personnel who are familiar with the needs of these companies in order to perform the services which we provide. Our future success will depend in part upon our ability to attract and retain additional qualified management and technical personnel. Competition for such personnel is intense and we compete for qualified personnel with numerous other employers, including consulting firms, some of which have greater resources than we have, as well as pharmaceutical companies, all of which have significantly greater financial and other resources than we. We may experience increased costs in order to retain and attract skilled employees. Our failure to attract additional personnel or to retain the services of key personnel and independent contractors could have a material adverse effect on our ability to operate profitably

We may not be able to continue to grow unless we consummate acquisitions or enter markets outside of Puerto Rico.

      An important part of our growth strategy is both to acquire other businesses which can increase the range of services and products that we can offer and to establish offices in countries where we do not presently operate, either by acquisition or by internal growth. Any acquisitions we make may be made with cash or our securities or a combination of cash and securities. To the extent that we require cash, we may have to borrow the funds or sell equity securities. The issuance of equity, if available, would result in dilution to our stockholders. We have no commitments from any financing source and we may not be able to raise any cash necessary to complete an acquisition. If we seek to expand our business internally, we will incur significant start-up expenses without any assurance of our ability to penetrate the market. If we fail to make any acquisitions or otherwise expand our business, our future growth may be limited. As of the date of this memorandum, we do not have any agreement or understanding, either formal or informal, as to any acquisition.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

      If we make acquisitions or establish operations in countries outside of Puerto Rico, we could have difficulty integrating the acquired companies' personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

      o the difficulty of integrating acquired products, services or operations;

      o the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

      o     the potential loss of contracts from clients of acquired companies.

      o the difficulty of maintaining profitability due to increased labor and expenses from acquired company.

      o difficulties in complying with regulations in other countries that relate to both the pharmaceutical or other industry to which we provide services as well as our own operations;

      o difficulties in maintaining uniform standards, controls, procedures and policies;

      o the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

      o the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

      o the effect of any government regulations which relate to the business acquired;

      o potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether of not successful, resulting from actions of the acquired company prior to our acquisition;

      o difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities; and

      o potential expenses under the labor, environmental and other laws of other countries.

      Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with an acquisition, many of which cannot be presently identified. Further, the commencement of business in other countries may be subject to significant risks in areas which we are not able to prepare for in advance.

Our quarterly revenues, operating results and profitability will vary from quarter to quarter, which may result in increased volatility of our share price.

      Our quarterly revenues, operating results and profitability have varied in the past and are likely to vary significantly from quarter to quarter, making them difficult to predict. This may lead to volatility in our share price. The factors that are likely to cause these variations are:

      o Seasonality, including number of workdays and holiday and summer vacations;

      o     The business decisions of clients regarding the use of our services;

      o Periodic differences between clients' estimated and actual levels of business activity associated with ongoing engagements, including the delay, reduction in scope and cancellation of projects;

      o The stage of completion of existing projects and/or their termination;

      o Our ability to move employees quickly from completed projects to new engagements;

      o     The introduction of new services by us or our competitors;

      o     Changes in pricing policies by us or our competitors;

      o Our ability to manage costs, including personnel costs, support-services costs and severance costs;

      o Acquisition and integration costs related to possible acquisitions of other businesses.

      o Changes in estimates, accruals and payments of variable compensation to our employees; and

      o Global economic and political conditions and related risks, including acts of terrorism.

We may not be able to raise additional funds in the future.

      We may, in the future, require funds to expand our business or to make acquisitions. We have no commitment by any person to provide us with funds if we require funds. We cannot assure you that we will be able to raise any funds that we may require, and, if we are able to raise funds, the terms on which we raise funds may result in significant dilution to you.

No Dividends.

      We have not paid any dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of our business and to pay the deferred payments of $8.25 million owed to Elizabeth Plaza, and we may never pay cash dividends.

Risks Concerning our Securities.

Because our stock is not currently traded, we cannot predict when or whether an active market for our common stock will develop.

      Our common stock is not traded on any trading market, and we do not have a significant public float. If our common stock were to trade on the OTC Bulletin Board or the Pink Sheets, we cannot assure you that any significant market for our stock would develop. In the absence of an active trading market, you may have difficulty buying and selling or obtaining market quotations for our stock; the market visibility for our stock may be limited, and the lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

Our stock price may be affected by our failure to meet projections and estimates of earnings developed either by us or by independent securities analysts.

      Our operating results may fall below the expectations of securities analysts and investors as well as our own projections. In this event, the market price of our common stock would likely be materially adversely affected.

The registration and sales of common stock being sold pursuant to this prospectus may have a depressive effect upon the market for our common stock.

      We have a nominal public float, and the shares of common stock being offered by this prospectus constitute substantially all of the outstanding shares of our common stock. If the selling stockholders sell a significant number of shares of common stock, the market price of our common stock may decline. Accordingly, the mere filing of the registration statement of which this prospectus is part could have a significant depressive effect on our stock price which could make it difficult both for us to raise funds from other sources and for the public stockholders to sell their shares. Further, if the registration statement is not declared effective in a timely manner, we may be required to issue additional shares of series A preferred stock or common stock as liquidated damages.

The exercise of outstanding options and warrants may have a dilutive effect on the price of our common stock.

      To the extent that outstanding stock options and warrants are exercised, dilution to our stockholders will occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of the outstanding options and warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise terms provided by the outstanding options and warrants.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

      The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the Commission, the New York and American Stock Exchanges and the Nasdaq Stock Market as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted all of these measures. As of the date of this memorandum, we are not in compliance with requirements relating to the distribution of annual and interim reports, the holding of stockholders meetings and solicitation of proxies for such meeting and requirements for stockholder approval for certain corporate actions. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

                           FORWARD-LOOKING STATEMENTS

      Statements in this prospectus may be "forward-looking statements." Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to demand for our services, our ability to diversify our client base and enter new markets for our services, market and customer acceptance, our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this current report.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale by the selling stockholders of their common stock. If the selling stockholders exercise any warrants, we will receive the amount of the exercise price. The maximum total exercise price is approximately $11 million, which we would receive only if all of the warrants were exercised at their present exercise price. Any proceeds which we receive from the exercise of the warrants would be used for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

      The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of February 28, 2006, the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus, the number of shares owned by the selling stockholders after completion of the offering. Except for San Juan Holdings, Inc., which will beneficially own 3,100,000 shares after completion of this offering, no selling stockholder will own more than 1% of our outstanding common stock after the sale of shares owned by such selling stockholder. The percentages of common stock owned by each selling stockholder is based on the conversion of all of the outstanding series A preferred stock on April __, 2006 and the sale of the shares issuable upon exercise of warrants held by such selling stockholder. After completion of the sale of the shares owned by San Juan Holdings and offered by this prospectus, San Juan Holdings would beneficially own 3,100,000 shares of common stock, representing 14.9% of our outstanding common stock. The table and the other information contained under the captions "Selling Stockholders" and "Plan of Distribution" has been prepared based upon information furnished to us by or on behalf of the selling stockholders.

                                                               Shares                        Shares owned
                                                         Beneficially      Shares Being             after
Name                                                            Owned              Sold          offering
-----                                                    ------------      ------------      ------------
Venturetek LP (1)                                           4,695,573         4,695,173               400
Barron Partners, LP(2)                                      4,084,800         4,084,800                --
Fame Associates(3)                                          1,531,800         1,531,800                --
Pentland USA Inc.(4)                                        1,531,800         1,531,800                --
San Juan Holdings, Inc.(5)                                  4,631,800         1,531,800         3,100,000
LDP Family Partnership LP (6)                               1,398,144         1,158,144           240,000
Ruki Renov (7)                                                884,345           880,345             4,000
Lakeside Partners LLC (8)                                     588,896           586,896             2,000
Esther Stahler (9)                                            577,248           571,248             6,000
Academia Nuestra Senora de la Providencia(10)                 510,600           510,600                --
Fernando Lopez                                                510,600           510,600                --
Harry Edelson                                                 510,600           510,600                --
Juan H. Vidal                                                 510,600           510,600                --
Kema Advisors, Inc. (11)                                      510,600           510,600                --
Manuel Matienzo                                               510,600           510,600                --
Melvyn Weiss                                                  510,600           510,600                --
SDS Capital                                                   510,600           510,600                --
Wilfredo Ortiz                                                510,600           510,600                --
Brinkley Capital Limited (12)                                 357,420           357,420                --
Albert Milstein                                               255,300           255,300                --
David Jordan                                                  229,770           229,770                --
Heller Capital Investments, LLC (13)                          204,240           204,240                --
Jay Fialkoff                                                  204,440           204,240               200
Stephen  Wien                                                 204,240           204,240                --
Arthur Falcone                                                153,180           153,180                --
Edward Falcone                                                153,180           153,180                --
Silverman & Roberts 44 Pipe LLC (14)                          153,180           153,180                --
Nahum Shar                                                    127,650           127,650                --
Richard  Molinsky                                             102,120           102,120                --
Alan Bresler                                                   51,060            51,060                --

                                                               Shares                        Shares owned
                                                         Beneficially      Shares Being             after
Name                                                            Owned              Sold          offering
-----                                                    ------------      ------------      ------------
Ben Greszes                                                    51,060            51,060                --
Hendeles Grandchildren Trust #2 dated 12/23/93 (15)            51,060            51,060                --
Hendeles Grandchildren Trust dated 1/1/89 (15)                 51,060            51,060                --
Hendeles Living Trust(15)                                      51,060            51,060                --
Herschel Kulefsky                                              51,060            51,060                --
Jay Kestenbaum                                                 51,060            51,060                --
Nathan Eisen                                                   51,060            51,060                --
Ari Renov                                                      48,299            46,299             2,000
Eli Renov                                                      48,299            46,299             2,000
Jill Renov                                                     47,299            46,299             1,000
Kenneth Renov                                                  48,299            46,299             2,000
Tani Renov (16)                                                50,299            46,299             4,000
Tova Katz (17)                                                 53,299            46,299             7,000

(1) Mr. David Selengut, the manager of TaurusMax LLC, which is the general partner of Venturetek, LP. has sole voting and dispositive power over the shares beneficially owned by Venturetek. The shares beneficially owned by Venturetek include 200 shares of common stock held by Mr. Selengut and 200 shares held by Mr. Selengut's wife. Mr. Selengut disclaims beneficial ownership of the shares held by his wife.

(2) Mr. Andrew B. Worden, president of the general partner of Barron Partners, has sole voting and dispositive power over the shares beneficially owned by Barron Partners.

(3) FBE Limited, whose general partner is Abraham H. Fruchthandler, has voting and dispositive power over the shares beneficially owned by Fame Associates.

(4) Pentland USA, Inc. is owned by Pentland Brands, which is controlled by Stephen Rubin, who has voting and dispositive power over the shares beneficially owned by Pentland USA.

(5) Messrs. Ramon Dominguez and Addison M. Levi III have voting and dispositive power over the shares beneficially owned by San Juan Holdings, Inc.

(6) Laya Perlysky, as general partner, has voting and dispositive power over the shares beneficially owned by LDP Family Partnership LP. The number of shares beneficially owned by LDP Family Partnership (a) includes 240,000 shares owned by Krovim LLC, of which Dov Perlysky, the husband of Laya Perlysky, is the managing member of the manager and (b) does not include 960,000 shares of common stock issuable upon exercise of warrants held by Krovim LLC, which warrants are not exercisable until the earlier of (i) September 1, 2007 or (ii) the date the closing price of the Company's common stock equals or exceeds $0.50 per share for 10 consecutive trading days on the OTC Bulletin Board, Nasdaq, New York Stock Exchange or other exchange. Ms. Perlysky disclaims beneficial ownership of the shares and warrants held by Krovim LLC.

(7) Includes a total of 2,000 shares held by Ms. Renov as custodian for her two minor children. Ms. Renov disclaims beneficial ownership of these shares.

(8) Jamie Stahler, as the managing member, has the voting and dispositive power of over shares beneficially owned by of Lakeside Partners, LLC. The shares beneficially owned by Lakeside Partners includes 2,000 shares held by Mr. Stahler.

(9) Includes a total of 4,000 shares held by Ms. Stahler as custodian for her four minor children. Ms. Stahler disclaims beneficial ownership of these shares.

(10) Baudilio Merino, as president, has the voting and dispositive power over the shares beneficially owned by Academia Nuestra Senora de la Providencia.

(11) Kirk Michel, as managing director, has voting and dispositive power over the shares beneficially owned by Kema Advisors, Inc.

(12) Comercio e Industria Multiformas Ltda., whose majority shareholder is Emanuel Wolff, has the voting and dispositive power over the shares beneficially owned by Brinkley Capital Limited.

(13) Ron Heller, as the controlling parter, has voting and dispositive power over the shares beneficially owned by Heller Capital Investments, LLC.

(14) Marc Roberts, as the controlling party, has voting and dispositive power over the shares beneficially owned by Silverman & Roberts 44 Pipe LLC.

(15) Moise Hendeles, as trustee, has voting and dispositive power over the shares beneficially owned by Hendeles Grandchildren Trust #2 dated 12/23/93, Hendeles Grandchildren Trust dated 1/1/89 and Hendeles Living Trust.

(16) Includes 2,000 shares held by Mr. Renov's wife. Mr. Renov disclaims beneficial ownership of these shares.

(17) Includes a total of 3,000 shares held by Ms. Katz as custodian for her three minor children and 2,000 shares held by her husband. Ms. Katz disclaims beneficial ownership of these shares.

      None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates except as follows:

      In consideration for investment banking services rendered by San Juan Holdings, as advisor to Plaza and Elizabeth Plaza, we issued to San Juan Holdings 600,000 shares of common stock and warrants to purchase 2,500,000 shares of common stock at an exercise price of $.06 per share. In connection with the January 2006 private placement in which we issued the shares of series A preferred stock to the selling stockholders, we paid RD Capital Group, an affiliate of San Juan Holdings, $195,000 for commissions and non-accountable expense allowance and we issued to RD Capital Group warrants to purchase 275,724 shares of common stock. RD Capital Group waived its commission and non-accountable expense allowance on the securities purchased by San Juan Holdings, and, as a result, the purchase price of the securities purchased by San Juan Holdings was $652,500 rather than $750,000. The warrants have an exercise price of $.7344 per share and a term of three years, and the holders of the warrants have piggyback registration rights commencing six months after the effective date of the registration statement of which this prospectus is a part.

      Dov Perlysky is a director and, prior to the acquisition of Plaza, Mr. Perlysky was the sole director and our sole executive officer.

      Kirk Michel is a director. Mr. Michel was elected as a director at the time of the closing of the acquisition of Plaza.

                              PLAN OF DISTRIBUTION

      The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The principal market for the common stock is the [market]. The selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions, including gifts;

      o     covering short sales made after the date of this prospectus.

      o pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method of sale permitted pursuant to applicable: law.

      The selling stockholders may also sell shares pursuant to Rule 144 or Rule 144A under the Securities Act, if available, rather than pursuant to this prospectus.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrant owned by them and, if the selling stockholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      In the event of a transfer by a selling stockholder of the warrants or the common stock other than a transfer pursuant to this prospectus or Rule 144 of the SEC, we may be required to amend or supplement this prospectus in order to name the transferee as a selling stockholder.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

      Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling stockholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus. None of the selling stockholders have an agreement or understanding with any broker-dealer with respect to the sale of their shares. However, RD Capital Group, which is an affiliate of San Juan Holdings, may sell shares being offered by San Juan Holdings. Selling stockholders who are broker-dealers or affiliates of broker-dealers will be deemed underwriters in connection with their sales.

      We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                 MARKET FOR COMMON STOCK AND STOCKHOLDER MATTERS

      There is no market for our common stock prior.

      As of March 15, 2006, we had approximately 80 stockholders of record. At that date, we had 2,301,000 shares of common stock outstanding, of which 1,750,000 were held by Elizabeth Plaza (1,150,000 shares) and San Juan Holdings (600,000). Of the remaining 551,000 shares of common stock, 487,600 shares are subject to an escrow agreement and cannot be released from escrow until the earlier of September 1, 2007 or the date on which the closing price of a share of our common stock is at least $1.00 for ten consecutive trading days on the OTC Bulletin Board, the NASDAQ Stock Market or the American or New York Stock Exchange. The remaining 64,200 shares of common stock were eligible for sale pursuant to Rule 144.

      In addition to the warrants held by the selling stockholders, warrants to purchase 5,539,892 shares of common stock were outstanding as of March 15, 2006. The holders of all of such warrants have registration rights with respect to the underlying shares of common stock. The Company intends to register the 2,500,000 shares issuable pursuant to the 2006 long-term incentive plan on a Form S-8 following stockholder approval of the plan.

      We have not paid dividends on our common stock. We plan to retain future earnings, if any, for use in our business. We do not anticipate paying dividends on our common stock in the foreseeable future.

Equity Compensation Plan Information

      The following table summarizes the equity compensation plans under which our securities may be issued as of January 31, 2006.


                                           Number of securities to be     Weighted-average          Number of securities
                                           issued upon exercise of        exercise price of         remaining available for
                                           outstanding options and        outstanding options and   future issuance under
Plan Category                              warrants                       warrants                  equity compensation plans
-------------                              --------------------------     -----------------------   -------------------------
Equity compensation plans approved by                   -0-                            --                          --
security holders

Equity compensation plan not approved             1,475,000                        $.7344                   1,025,000
by security holders

      The 2006 long-term incentive plan was approved by the board of directors, subject to stockholder approval, and the outstanding options are subject to stockholder approval of the plan. The plan has not yet been submitted to the stockholders for their approval. On or about March 27, 2006, we mailed an information statement relating to obtaining stockholder consent to our stockholders. The action to be taken pursuant to the information statement include approval of the 2006 long-term incentive plan.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

      The following discussion of our results of operations and financial condition should be read in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus. The following discussion includes forward-looking statements. For a discussion of important factors that could cause actual results to differ from results discussed in the forward-looking statements, see "Forward Looking Statements."

Overview

      We are a validation and compliance consulting service firm in Puerto Rico. The validation and compliance consulting service market in Puerto Rico consists of local validation and compliance consulting firms, United States dedicated validation and compliance consulting firms and large publicly traded and private domestic and foreign engineering and consulting firms. We provide a broad range of compliance and validation consulting services. We have been successful in utilizing our favorable market reputation to secure contracts with many major drug manufacturers throughout Puerto Rico. We market our services to pharmaceutical, chemical, biotechnology and medical devices and allied products companies in Puerto Rico, the United States and Europe through their Puerto Rico operations. Our staff includes more than 140 experienced engineering and life science professionals, and includes former quality assurance managers or directors, and experienced and well-trained professionals with masters and doctorates in health sciences and engineering.

      Our revenue is derived from time and materials contracts, where the clients are charged for the time, materials and expenses incurred on a particular project, from fixed-fee contracts or from "not to exceed" contracts in which the value of the contract to us cannot exceed a stated amount. For time and materials contracts, our revenue is principally a function of the number of its compliance and validation professional employees and the volume of hours billed per professional. To the extent that our revenue is based on fixed-fee or "not to exceed" contracts, our ability to operate profitably is dependent upon our ability to estimate accurately the costs that we will incur on a project. If we underestimate our costs on any contract, we would sustain a loss on the contract.

      We believe the most significant factors to achieving future business growth are our ability to (a) continue to provide quality value-added validation and compliance services to our clients in the Puerto Rico marketplace; (b) recruit and retain highly educated and experienced validation and compliance professionals; (c) further expand our products and services to address the expanding compliance needs of the its clients; and (d) expand our market presence into the United States, Latin America and Europe in order to respond to the international validation and compliance demands of our clients.

      Our business has been dependent upon a small number of clients. During the three months ended January 31, 2006 and the years ended October 31, 2005 and 2004, a very small number of clients accounted for a disproportionately large percentage of our revenue. For the three months ended January 31, 2006, three customers accounted for approximately 68.1% of revenue. For the year ended October 31, 2005, two of these three customers accounted for approximately 62.4% of revenue, and for the year ended October 31, 2004, these two customers accounted for approximately 65.0% of revenue. The loss of or significant reduction in the scope of work performed for any major customer could impair our ability to operate profitably. In particular, the Company had a contract with its largest customer which expired on December 31, 2005. Although this contract was extended through March 2006, the level of business has significantly declined from the prior year.

      On January 9, 2006, we acquired, for $300,000, from the individual who is now our executive vice president and chief operating officer, certain assets of a United States based company that performs consulting services for the pharmaceutical and biotech industries. These assets include a client list and a validation compliance service business. One-third of the purchase price was paid in January 2006, one-third is payable on March 31, 2006 and one-third is payable on June 30, 2006. We also hired nine former employees of the business. This acquisition was made pursuant to our strategy to expand our operations beyond Puerto Rico and Puerto Rico businesses with a view to lessening our dependence upon a small number of Puerto Rico pharmaceutical companies. Revenues from these operations for the quarter ended January 31, 2006 were not significant, and we cannot give assurance that any significant revenues will be derived from these operations.

      The principal components of our costs of revenue are employee compensation (salaries, wages, taxes and benefits) and expenses relating to the performance of the services. We face increasing labor costs which we seek to pass on to our customers through increases in our rates. However, there is often a delay between the increase in our costs and the increases in our billing rate, which may result in a reduced gross margin during that period. Although we have has been successful in the past in being able to increase our billing rates to reflect our increased labor costs, we cannot give any assurance that we will continue to be able to do so.

      During the three months ended January 31, 2006, our total expenses include approximately $211,000 of non-recurring financial advisory, legal and accounting transaction expenses directly related to the acquisition of Plaza.

      As a condition to closing, Plaza was required to have a net tangible book value of not less than $5,500,000, of which at least $2,000,000 was to be in cash, as of November 30, 2005, with the excess to be paid to Elizabeth Plaza, the selling stockholder. Based upon a preliminary determination, the amount currently due to Ms. Plaza under this provision is estimated at $75,000, and additional payments may be due when a final determination is made.

      As part of the consideration for the acquisition of Plaza, we are required to make three payments, each in the amount of $2,750,000, to Elizabeth Plaza on January 25, 2007, 2008 and 2009. The first payment, net of imputed interest, is a current liability at January 31, 2006, and, together with the costs incurred by us in connection with the acquisition of Plaza and the additional cash payment due Ms. Plaza, is a significant factor in the reduction in our working capital at January 31, 2006, as discussed under "Liquidity and Capital Resources."

Critical Accounting Policies and Estimates

      On January 25, 2006, we acquired Plaza in a transaction which is accounted for as a reverse acquisition, with Plaza being deemed the accounting acquirer. Pursuant to the acquisition agreement, we paid Elizabeth Plaza, the sole stockholder of Plaza, $10,000,000 plus 1,150,000 shares of our common stock. In addition, Ms. Plaza will receive three payments, each in the amount of $2,750,000, payable on January 25, 2007, 2008 and 2009.

      The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States. We believe the following are the critical accounting policies that impact the financial statements, some of which are based on management's best estimates available at the time of preparation. Actual experience may differ from these estimates.

Cash and cash equivalents - For purposes of the statements of cash flows, cash and cash equivalents include liquid investments with original maturities of three months or less.

Revenue Recognition - We recognize revenues in the month when services are rendered to our clients. In the case of fixed-fee contracts, revenue is recognized based on the percentage that the services rendered bears to the estimated services to be performed over the contract.

Bad Debt - Bad debts are accounted for using the direct write-off method whereby an expense is recognized only when a specific account is determined to be uncollectible. The effect of using this method approximates that of the allowance method.

Property and Equipment -- Property and equipment is stated at cost. Depreciation is provided using the straight-line basis over the estimated useful lives of the assets. Major renewals and betterments that extend the life of the assets are capitalized, while expenditures for repairs and maintenance are expensed when incurred.

Income Taxes -- We elected from our inception until January 25, 2006, to be covered under the provisions of Subchapter N of Subtitle A of the Puerto Rico Internal Revenue Code (the "Puerto Rico Code"), which is similar to Subchapter S of the Internal Revenue Code in that we pay no income taxes since the taxable income is taxed to our stockholder. Under the provisions of Puerto Rico Code, we pays the Puerto Rico Secretary of Treasury, on behalf of its stockholder, an amount equal to 33% of our taxable income. These payments, and any income tax withheld, are included in the amount of distributions to stockholder in our financial statements.

Commencing with the acquisition of Plaza on January 25, 2006, the Company will be tax based on its taxable income under the applicable provisions of the Puerto Rico Code and the Internal Revenue Code. The financial statements for the three months ended January 31, 2006 and 2005 and the years ended October 31, 2005 and 2004 reflect a provision for income taxes based on the applicable provisions of the Puerto Rico Code, since the income was earned in Puerto Rico.

Concentration of credit risk -- Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash deposits and trade accounts receivable. We maintain our bank account in a high quality financial institution. While we attempt to limit any financial exposure, our deposit balances frequently exceed federally insured limits; however, no losses have been experienced on this account.

      Our revenues are concentrated in the pharmaceutical industry in the island of Puerto Rico. Approximately $2.3 million, or 68.1%, of the revenues in the January 31, 2006 quarter were generated by three customers. Two of these customers accounted for revenue of approximately $3.0 million, or 63.4%, of revenue for the January 31, 2005 quarter. The same customers had an outstanding balance at January 31, 2006 representing 63.4% of the total receivables. Approximately 62% and 61% of the revenues in years ended October 31, 2005 and 2004, respectively, were generated by two of these customers. The same customers had an outstanding balance at October 31, 2005 and 2004 representing 63% and 60% of the total receivables, respectively. We assess the financial strength of our clients and, as a consequence, believe that our trade accounts receivable credit risk exposure is limited.

Retirement Plan -- We adopted a qualified profit sharing plan in January 2002 (amended on November 30, 2003) in accordance with the applicable provisions of the Puerto Rico Code, for employees who meet certain age and service period requirements. We make contributions to this plan as required by the provisions of the plan document, amounting to $7,537 for the January 31, 2006 quarter, $35,908 for the year ended October 31, 2005 and $29,467 for the year ended October 31, 2005.

Stock Option Plan --During the year ended October 31, 2004, we granted stock options with an exercise price equal to the book value of the common stock as of October 31, 2003, which we deemed to be the fair value of our common stock.. The options expired ten years from the date of grant and generally vested over a three-year period. In connection with our acquisition of Plaza, these options were cancelled and we granted the option holders options to purchase an aggregate of 776,186 shares of common stock and we granted options to purchase an additional 623,814 shares of common stock to employees of Plaza, including those whose options were cancelled, in addition to options to purchase 75,000 shares of common stock which were granted to our directors. All of our outstanding options have an exercise price of $.7344, a term of five years and are exercisable in installments. The grants by us are subject to stockholder approval of the plan pursuant to which the options were issued.

Fair value of financial instruments - The carrying value of our financial instruments (excluding obligations under capital leases): cash, accounts receivable, accounts payable and accrued liabilities, are considered reasonable estimates of fair value due to short period to maturity. We believe, based on current rates, that the fair value of its obligations under capital leases approximates the carrying amount.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

      In March 2005, the FASB issued FASB Interpretation No. 47 "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). FIN 47 clarifies that the term "conditional asset retirement obligation" as used in FASB Statement No. 143 "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred, generally upon acquisition, construction or development and (or) through the normal operation of the asset. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FASB Statement 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset obligation. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. We do not expect that the application of this standard will have any effect on our results of operations or financial condition.

      In December 2004, the FASB issued FASB Statement No. 153 "Exchanges of Non-Monetary Transactions - an amendment of APB Opinion No. 29." The guidance in APB Opinion No. 29, "Accounting for Non-monetary Transactions," is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. We do not expect that the adoption of FAS-I53 will have a material impact on our results of operations and financial position.

      In December 2004, the FASB issued a revision of FASB Statement No. 123 "Accounting for Stock-Based Compensation." This Statement, No. 123R, supersedes SPB Opinion No. 25 "Accounting for Stock Issued to Employees" and its related implementation guide. This Statement establishes standards for the accounting for transactions in which an entity exchanges instruments for goods and services. It also addresses transactions in which an entity incurs in liabilities in exchange of goods and services that are based on the fair value of the entity's equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employees services in share-based payment transactions. We are required to comply with Statement 123R beginning with the first interim or annual reporting period of the first fiscal year that begins after December 15, 2005. As a result of the implementation of Statement 123R, the grant of options will be treated as compensation based on the value of the option, which will increase our selling, general and administrative expenses.

      In May 2005, the FASB issued FASB Statement No. 154 "Accounting for Changes and Errors Corrections." This Statement replaces APB Opinion No. 20 "Accounting Changes" and FASB Statement No. 3 "Reporting Accounting Changes in Interim Financial Statements," and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When its is impracticable to determine the period specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retroactive application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. We do not expect that the adoption of FAS-154 will have a material impact on our results of operations and financial position.

Results of Operations

      The following table sets forth our statements of operations for the three months ended January 31, 2006 and 2005 and the years ended October 31, 2005 and 2005, in dollars (dollars in thousands) and as a percentage of revenue:

                                 Three Months Ended January 31,                       Year Ended October 31,
                                 ------------------------------                    ----------------------------
                                  2006                    2005                     2005                    2004
                                  ----                    ----                     ----                    ----
Revenue                  $ 3,410       100.0%     $ 4,695       100.0%     $17,413       100.0%     $16,930       100.0%
Cost of revenue            2,033        59.6%       2,657        56.6%       9,401        54.0%       9,362        55.3%
Gross profit               1,377        40.4%       2,038        43.4%       8,012        46.0%       7,568        44.7%
Selling, general and         620        18.2%         458         9.8%       1,531         8.8%       1,775        10.5%
administrative costs
Depreciation and              30         0.9%          20         0.4%          90         0.5%          50         0.3%
amortization
Income before income         727        21.3%       1,559        33.2%       6,390        36.7%       5,743        33.9%
taxes
Provision for income         357        10.5%         611        13.0%          --          --           --          --
taxes(1)
Net income(1)                370        10.8%         948        20.2%       6,390        36.7%       5,743        33.9%

-------------

(1) Because we were treated as an N Corporation under the Puerto Rico Internal Revenue Code, our income was taxes to our stockholder, and we did not pay income tax. If income tax were paid at the statutory rate, the provision for income tax and net income for the years ended October 31, 2005 and 2004 would be as follows:

                                      Year Ended October 31,
                                      ----------------------
                                    2005                  2004
                                    ----                  ----

Provision for income tax      2,492       14.3%      2,240       13.2%
Net income                    3,898       22.4%      3,505       20.7%


Three Months Ended January 31, 2006 and 2005

Revenues. Revenues for the first quarter 2006 were $3.4 million, a decrease of approximately $1.3 million, or 27.4%, compared to first quarter 2005 revenues. This decline reflected a decrease in revenue of approximately $1.3 million in the quarter ended January 31, 2006 from the comparable quarter of the prior year from the two companies which were our two largest customers in both the quarter ended January 31, 2005 and the year ended October 31, 2005. This decline is revenue from our largest customers reflected an overall decline in revenue for the quarter, which was partially offset by revenues of approximately $630,000 from a customer that generated revenue of $7,000 in the January 31, 2005 quarter.

Cost of Revenues; Gross Margin. Our gross margin decreased from 43.4% to 40.4% during the first quarter of 2006 as compared to the first quarter of 2005. The reduction of gross margin was attributable to increased labor costs.

Total Expenses. Total expenses were approximately $620,000 during first quarter of 2006, an increase of approximately $172,000, or 35.9%, from first quarter of 2005. The increase in total expenses was the result of approximately $211,000 of non-recurring transaction expenses associated with the merger transaction.

Provision for Income Taxes. The increase in the provision for income tax as a percentage of income before income taxes increased from 39.1% in the January 31, 2005 quarter to 49.1% in the January 31, 2006 quarter results from the effects of a permanent difference between book income and tax income.

Net Income. As a result of our decline in revenues, combined with a lower gross margin resulting from inefficiencies caused by the decline in revenue and the increase in selling, general and administrative expenses, our net income for the January 31, 2006 quarter decreased to approximately $370,000, or $.21 per share (basic) and $.11 per share (diluted), a decline of approximately $579,000, or 61.04%, from net income approximately $948,000, or $.54 per share (basis and diluted), for the January 31, 2005 quarter.

Years Ended October 31, 2005 and 2004

Revenues. Revenues for 2005 were $17.4 million, an increase of $500,000, or 2.8%, compared to 2004 revenues. The increase in revenue is attributable to continued demand from existing customers and business from current new customers.

Cost of Revenues. Cost of revenues was $9.4 million in 2005, an increase of $38,941, or 0.4%, from 2004. Our gross profit and margin increased to $8.0 million and 46.0% for 2005 from $7.6 million and 44.7% in 2004. The increase in our gross margin is attributable to better management and negotiation with respect to our fixed-rate service contracts and the more efficient utilization of our professional staff.

Selling, general and administrative Expenses. Our selling, general and administrative expenses were $1.5 million in 2005, a decrease of $243,773, 13.7%, from 2004. The decrease in these expenses was due to a reduction in our administrative staff in 2004, which affected the results of our operations in 2005, and efficiencies in our corporate and administrative management, including a reduction in turnover.

Net Income. During the years ended October 31, 2005 and 2004, Plaza was taxed as an N Corporation under the Puerto Rico Internal Revenue Code, which is similar to the treatment of an S Corporation under the Internal Revenue Code. Accordingly, there is no provision for income tax for either period. As a result of foregoing, our net income increased to $6.4 million, or $3.65 per share (basic and diluted), for the year ended October 31, 2005, as compared with net income of $5.7 million, or $3.28 per share (basic and diluted) for the year ended October 31, 2004. If income tax were paid at the statutory rate, our net income would have been $3.9 million or $2.23 per share (basic and diluted), for the year ended October 31, 2005 and $3.5 million, or $2.00 per share (basic and diluted), for the year ended October 31, 2004.

Liquidity and Capital Resources

      Liquidity is a measure of our ability to meet potential cash requirements, including planned capital expenditures. At January 31, 2006, we had had working capital of approximately $3.0 million, a decrease of $2.8 million from the working capital at October 31, 2005 of $5.8 million. Although we generated approximately $2.0 million from operations in the quarter ended January 31, 2006, this increase was offset by the current obligation of $2.75 million payable to Elizabeth Plaza in connection with the acquisition of Plaza. We also have long term obligations to Ms. Plaza for the payments of $2.75 million due in January 2008 and 2009. In connection with the requirement that Plaza have a tangible net worth of $5.5 million with at least $2.0 million in cash, with Ms. Plaza receiving any excess, a current payment of $75,000 is due to Ms. Plaza and an additional payment may be required, based upon a final determination in accordance with the agreement. We raised gross proceeds of $11.75 million from the sale of series A preferred stock and warrants, and used $10 million to pay Elizabeth Plaza the cash portion of the purchase price of the Plaza stock and most of the balance to pay offering expenses and closing expenses.

      For the three months ended January 31, 2006 and the year ended October 31, 2005, we made cash distributions of approximately $500,000 and $8.0 million, respectively, to or on behalf of Elizabeth Plaza.

      Our primary cash needs consist of payment of compensation to its professional employees, overhead expenses and payment to the Puerto Rico Secretary of the Treasury in respect of income allocable to Ms. Plaza. The Company has a line of credit of $250,000 secured by the personal guarantee of our chief executive officer who, at the time the credit line was established, was Plaza's sole stockholder. This line of credit bears interest at 2.00% over the prime rate and was unused at January 31, 2006.

      Management believes that based on current levels of operations and anticipated growth, cash flows from operations, high quality customer receivables will be sufficient to fund anticipated expenses and satisfy other possible long-term contractual commitments for the next twelve months.

      While uncertainties relating to competition, the industries and geographical regions served by the Company and other regulatory matters exist within the consulting services industry, management is not aware of any trends or events likely to have a material adverse effect on liquidity or its financial statements.

                                    BUSINESS

      We are a Puerto Rico-based company established in 1997 to offer consulting services to the pharmaceutical, biotechnology and chemical manufacturing industries. We were founded by Ms. Elizabeth Plaza after many years of hands on experience in technical services, process validation programs, cleaning procedures, validation, product and process transfers, process optimization, and quality and regulatory compliance programs. We have successfully grown our business operation by providing quality, value-added consulting services to the major pharmaceutical manufacturing companies located throughout the island of Puerto Rico. To a lesser extent, we also provide consulting services to Puerto Rico companies operating in the United States and in Europe. We have a team of more than 140 qualified professionals with in-depth experience, and we have been designated as a preferred supplier by our major clients.

      Our mission is to provide high quality services to the pharmaceutical and related industries to maintain or improve their quality standards and competitive value. We assist our clients in complying with regulations by offering a full range of consulting services in the areas of validation and qualification, technology transfer and post-approval changes, technical documentation, environmental safety and occupational health, microbiology/bio-control, process support and project management, compliance and regulatory, training services and computer systems. We have utilized our market reputation and name recognition to generate contracts with many major drug manufacturers throughout Puerto Rico. We market our proprietary validation, regulatory compliance and pharmaceutical technology consulting services to Puerto Rico pharmaceutical, chemical (bulk manufacturing), biotechnology and medical devices companies in Puerto Rico, the United States and Europe.

      Our highly-trained and experienced engineering and life science professionals include former FDA investigators, former quality assurance managers or directors, and experienced and well-trained professionals with masters and doctorates in health sciences and engineering. Its professional staff is committed to our objective to provide a flexible, common sense and cost effective approach to meet our client's needs, strategies and budget objectives.

      We have established quality systems for our employees which include:

      o Training Programs - including a Current Good Manufacturing Practices exam prior to recruitment and quarterly refreshers;

      o Recruitment Full Training Program - including employee manual, dress code, time sheets and good projects management and control procedures, job descriptions, and firm operating and administration procedures;

      o Safety Program - including OSHA and health (medical surveillance, certificate of good health, drug screening, background checks including conduct certificates, alcohol and smoke free policy);

      o Code of Ethics - A code of ethics and business conduct is used and enforced as one of the most significant company controls on personal ethics.

      In addition, we have implemented procedures to respond to client complaints and customer satisfaction survey procedures. As part of our employee performance appraisal annual process, our clients receive an evaluation form for employee project performance feedback.

      In January 2006, we acquired certain assets for a purchase price of $300,000, from Mr. Mark Fazio. The acquired assets include a client list and a validation compliance service business. One-third of the purchase price was paid in January 2006, one-third is payable on March 31, 2006 and one-third is payable on June 30, 2006. We have also hired nine former employees of the business.

Business Strategy and Objectives

      We have a well-established and consistent relationship with the major pharmaceutical, biotechnology and chemical manufacturing companies in Puerto Rico. Our business strategy is based on a commitment to provide premium quality and professional consulting services and reliable customer service to our customer base. Our business strategy and objectives are as follows:

      o Continue growth in consulting services in each technical service, quality assurance, regulatory compliance, validation, engineering, safety and environmental and manufacturing departments by achieving greater market penetration from our marketing and sales efforts;

      o Continue to enhance our technical consulting services through an increase in professional staff through internal growth and acquisitions that provides the best solutions to our customers' needs;

      o Motivate our professionals and support staff by implementing a compensation program which includes both individual performance and overall company performance as elements of compensation;

      o Create a pleasant corporate culture and emphasize operational safety and timely service;

      o Continue to maintain our reputation as a trustworthy and highly ethical partner; and

      o Efficiently manage our operating and financial costs and expenses.


Technical Consulting Services

      We have established a reputation as a premier technical consulting services firm to the pharmaceutical, biotechnology and chemical manufacturing industries in Puerto Rico. These services include regulatory compliance, validation, technology transfer, engineering, safety and environmental, training, project management and process support. We have approximately 14 major clients that represent the largest pharmaceutical, chemical manufacturing and biotechnology companies in Puerto Rico. We attend exhibitions, conferences, conventions and seminars as either exhibitors, sponsors or conference speakers.

Marketing

      We conduct our marketing activities primarily within the local Puerto Rico marketplace. We actively utilizes our project managers and leaders who are currently managing consulting service contracts at various client locations to also market consulting services to their existing and past client relationships. Our senior management is also actively involved in the marketing process, especially in marketing to major accounts. Our Senior management and staff also concentrate on developing new business opportunities and focus on the larger customer accounts (by number of professionals or dollar volume) and responding to prospective customers' requests for proposals.

Principal Customers

      Three customers accounted for 10% or more of our revenue during the three months ended January 31, 2006, two of which also accounted for more than 10% of our revenue during the three months ended January 31, 2005 and the years ended October 31, 2005 and 2004. The following table sets forth information as to revenue and percentage of revenue for these periods (dollars in thousands) for our principal clients, all of which are major pharmaceutical companies:


                       Three Months Ended     Three Months Ended     Fiscal Year Ended      Fiscal Year Ended
Customer                  January 31, 2006       January 31, 2005      October 31, 2005      October 31, 2004
--------                  ----------------       ----------------      ----------------      ----------------
Client A                    $7,523 (43.3%)         $2,140 (45.6%)        $7,523 (43.3%)        $8,075 (47.8%)
Client B                     3,312 (19.1%)            839 (17.9%)         3,312 (19.1%)         2,911 (17.2%)
Client C                       630 (18.5%)               7 (0.1%)            637 (3.7%)            118 (0.7%)


Competition

      We are engaged in a highly competitive and fragmented industry. Some of our competitors are, on an overall basis, larger than we or are subsidiaries of larger companies, and therefore may possess greater resources than we. Furthermore, because the technical professional aspects of our business do not usually require large amounts of capital, there is relative ease of market entry for a new entrant possessing acceptable professional qualifications. Accordingly, we compete with regional, national, and international firms. Within the Puerto Rico marketplace, certain competitors, including local competitors, may possess greater resources than we do as well as better access to clients and potential clients.

      Our competitors for validation and compliance consulting services include Fluor Corporation, Foster Wheeler Corp., Siemens, Skanska Pharmaceutical, and Washington Group International, as well as smaller validation companies in Puerto Rico and mainland United States.

      Competition for validation and consulting services is based primarily on reputation, track record, experience, quality of service and price. We believe that we enjoy significant competitive advantages over other consulting service firms because of our historical market share within Puerto Rico, brand name, reputation and track record with many of the major pharmaceutical, biotechnology and chemical manufacturing companies in Puerto Rico.

      Because of recent consolidations in the pharmaceutical consulting business in Puerto Rico, we are faced with an increasing number of larger companies that offer a wider range of services than we and which also have better access to capital. We believe that larger and better-capitalized competitors have enhanced abilities to compete for both clients and skilled professionals. In addition, one or more of our competitors may develop and implement methodologies that result in affecting their, and thus, potentially, our profit.

      The market of qualified and/or experienced professionals that are capable of providing technical consulting services is very competitive and consists primarily of our competitors as well as companies in the pharmaceutical, chemical, biotechnology and medical devices industries who are our clients and potential clients. In seeking qualified personnel we market our name recognition in the Puerto Rico market, our reputation with our client, salary and benefits, quality training and a low turnover of professional employees.

Intellectual Property Rights

      We have no proprietary software or products. We rely on non-disclosure agreements with our employees to protect the proprietary software and other proprietary information of our clients. Any unauthorized use or disclosure of this information could harm our business.

Personnel

      We currently employ twelve administrative and technical staff employees and approximately 140 technical consultants who provide consulting services to several of our clients. Most of our technical consultants are employees, although we do engage independent consultants on a contract basis. In general, when we hire independent consultants, it is for specific projects where we do not expect to require their services on a long-term basis. We may replace the independent consultants with our own employees or hire them if we see a longer term requirement. None of our employees are represented by a labor union, and we consider our employee relations to be good.

Property

      In November 2004, we entered into a three-year lease with Plaza Professional Center, Inc., a company controlled by Ms. Elizabeth Plaza, for facilities used as our main offices. The rent is $28,800 per annum. We also lease approximately 1,600 square feet pursuant to a ten-year lease with Plaza Professional Center, Inc., that expires in July 2013. The lease covers land in Dorado, Puerto Rico, on which we maintain a training facility for our employees, and provides for an annual rental of $12,000.

      We also lease office space in Hilltown, Pennsylvania pursuant to a month-to-month lease at a monthly rental of $2,750.

      We believe that are present facilities are adequate to meet our needs and that, if we require additional space, it is available on commercially reasonable terms.

                                   MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to our directors and executive officers.

             Name                Age              Position
Elizabeth Plaza                  42               President, chairman of the board and director
Mark Fazio                       50               Executive vice president and chief operating officer
Nelida Plaza                     38               Vice president and secretary
Antonio L. Martinez              37               Chief financial officer
Dov Perlysky                     43               Director
Kirk Michel(1)                   50               Director
Howard Spindel(1)                60               Director
Irving Wiesen(1)                 51               Director

----------------

(1) Member of the audit and compensation committees

      Elizabeth Plaza has been president and sole director of Plaza since 1997, and she has been our president and chief executive officer since January 25, 2006. Ms. Plaza holds a B.S. in Pharmaceutical Sciences, magna cum laude, from the School of Pharmacy of the University of Puerto Rico. She was the 2003 recipient of Ernst & Young's Entrepreneur of the Year Award in Health Science, a 40 under 40 Caribbean Business Award recipient in 2002 and the 2003 recipient of the Puerto Rico Powerful Business Women Award. Ms. Plaza is a registered Pharmacist.

      Mark Fazio has been executive vice president and chief operating officer since February 2006. Mr. Fazio is also the general partner of Fazio Enterprises, LP, a commercial real estate and development company. From 2005 until February 2006, Mr. Fazio was general manager of Thermo-IVS compliance Services, a division of Thermo Electron Corporation, a company that provided laboratory products and services. From 2003 until 2005, Mr. Fazio was vice president and general manager of Kendro-IVS Compliance Services, a division of Kendro LP, which provided laboratory products and services. During From 1995 until 2003, he was president and chief executive officer of IVS Inc., a company which is in a business similar to ours.

      Nelida Plaza has been vice president of operations of Plaza since January 2004 and has been our vice president and secretary since January 25, 2006. In July 2000, Ms. Plaza joined Plaza as a project management consultant. Prior thereto, she was a unit operations leader and safety manager at E.I. Dupont De Nemours where she was involved with the development, support and audit of environmental, safety and occupational health programs. Ms. Plaza holds a M.S. in Environmental Management from the University of Houston in Clear Lake and a B.S. in Chemical Engineering from the University of Puerto Rico.

      Antonio L. Martinez has been our interim chief financial officer since January 25, 2006. Mr. Martinez is a certified public accountant and, for the past ten years, he has owned his own accounting firm. Mr. Martinez has performed accounting services for Plaza since 2003.

      Dov Perlysky has been our president and a director since 2004 and has been the managing member of Nesher, LLC a private investment firm since 2000. On January 25, 2006, in connection with the reverse acquisition, Mr. Perlysky resigned as president and became a consultant to us. From 1998 until 2002, Mr. Perlysky was a vice president in the private client group of Laidlaw Global Securities, a registered broker-dealer. He received his B.S. in Mathematics and Computer Science from the University of Illinois in 1985 and a Masters in Management from the JL Kellogg Graduate School of Northwestern University in 1991. Mr. Perlysky is a director of Engex, Inc., a closed-end mutual fund.

      Kirk Michel, a director since January 25, 2006, has been a managing director of KEMA Advisors, Inc., a boutique financial advisory firm located in Hillsborough, North Carolina since 2002. KEMA Advisors provides financial advisory services to middle market companies and governmental agencies. From 1995 to 2002, Mr. Michel was the co-founder and a managing director of Bahia Group Holdings, LLC which provided corporate finance, public finance and merger and acquisition services to middle market companies and governmental agencies. Mr. Michel holds a M.B.A. degree from the Columbia University Graduate School of Business and a B.A. in Economics from Northwestern University.

      Howard Spindel, a director since January 25, 2006, has been a consultant with Integrated Management Solutions, a securities industry consulting and recruitment firm which he founded, since 1985. In this capacity, he has also acted as a financial and operations principal, general securities principal, registered representative and options principal for several broker-dealers during this period. He is also a director of Engex, Inc., a closed-end mutual fund. Mr. Spindel received a B.S. in accounting from Hunter College.

      Irving Wiesen, a director since January 25, 2006, has practiced as an attorney specializing in food and drug law and regulation in the pharmaceutical and medical device industries for more than twenty-five years. For more than the past five years he has been of counsel to the New York law firms, Ullman, Shapiro and Ullman, LLP and Cohen, Tauber, Spievack & Wagner. Prior to that, Mr. Wiesen was a partner in the New York food and drug law firm, Bass & Ullman, and also served as division counsel of Boehringer Ingelheim Pharmaceuticals, Inc. Mr. Wiesen represents pharmaceutical, medical device and biotechnology companies in all aspects of FDA regulation, corporate practice and compliance, litigation and allied commercial transactions. Mr. Wiesen received his J.D. degree from the New York University School of Law and holds an M.A. in English Literature form Columbia University and a B.A., cum laude, from Yeshiva University.

      Elizabeth Plaza and Nelida Plaza are sisters. There is no other family relationship among our officers and directors.

Board Committees

      The board of directors has two committees, the audit committee and the compensation committee. Kirk Michel, Howard Spindel and Irving Wiesen, each of whom is an independent director, are the members of both committees. Mr. Spindel is the audit committee financial expert.

Executive Compensation.

                           SUMMARY COMPENSATION TABLE

      Prior to the reverse acquisition, we did not pay any compensation to any executive officers. Set forth below is information for Plaza's chief executive officer and each of its other officers whose compensation exceeded $100,000 for the fiscal year ended October 31, 2005.

                                                  Fiscal                                Other
Name and Position                                 Year              Salary           Compensation
Elizabeth Plaza, president
and chief executive officer                       2005                  --            $281,500

Nelida Plaza, vice president                      2005             $84,723              54,688

      No bonuses were paid to any of the officers and no stock or other equity compensation was provided to any of the officers. Other compensation for Elizabeth Plaza represents payment of her child care and tuition, and other family and other personal expenses. Other compensation for Nelida Plaza represents $48,688 of child care and tuition and other family and personal expenses and a $6,000 automobile allowance.

      Prior to the reverse acquisition, Plaza was taxed as a Subchapter N corporation under the Puerto Rico tax law, which is similar to treatment as an S Corporation under the Internal Revenue Code. As a result, Elizabeth Plaza was taxed on Plaza's income. We did not pay Elizabeth Plaza any salary during the year ended October 31, 2005, since we distributed $8.0 million to Ms. Plaza with respect to that year.

      As a result of our acquisition of Plaza, Plaza's status as a Subchapter N corporation terminated on January 25, 2006, the date of our acquisition of Plaza. Ms. Plaza is responsible for any taxes which are payable as a result of the Plaza's loss of its Subchapter N status under the Puerto Rico tax laws. However, we, and not Ms. Plaza, are responsible for any taxes on the Plaza's taxable income during the period from the December 1, 2005 to January 25, 2006.

Employment Agreements

      On January 25, 2006, we entered into employment agreements with Elizabeth Plaza and Nelida Plaza. Our agreement with Elizabeth Plaza provides that Ms. Plaza will serve as our president and chief executive officer for a period of 18 months, for which she will receive a salary at the annual rate of $250,000. For 18 months thereafter, Ms. Plaza will serve as a consultant for which she will receive compensation at the annual rate of $75,000. During the term of her employment, we will also provide Ms. Plaza with an automobile allowance at the annual rate of $24,828, discretionary bonuses and stock options or other equity-based incentives as shall be determined by our compensation committee, except that her bonus shall not be less than 4% nor more than 50% of her salary. If we terminate Ms. Plaza's employment other than for cause or as a result of her death or disability, we are required to pay Ms. Plaza the balance of her compensation for her employment terms and her consulting term and other benefits, including a pro rata portion of the bonus that would have been paid to her, and her obligations under her non-competition provision terminate.

      Our agreement with Nelida Plaza provides that Ms. Plaza will serve as vice president for a term of three years for which she will receive annual compensation at the annual rate of $150,000. She is also entitled to such bonus compensation as is determined by the compensation committee, not to exceed 50% of her salary. We also agreed to make the lease payments on the automobile she currently leases. Such payment are at the annual rate of approximately $11,600. If we terminate Ms. Plaza's employment other than for cause or as a result of her death or disability, we are required to pay Ms. Plaza her compensation for the balance of the term and other benefits, including a pro rata portion of the bonus that would have been paid to her, and her obligations under her non-competition provision terminate.

      In February 2006, we entered into a three-year employment agreement with Mark Fazio pursuant to which he will serve as executive vice president and chief operating officer. The agreement provides for an annual salary of $210,000, plus a $9,000 bonus which was paid at the time he executed his agreement, and for the grant of incentive stock options to purchase 300,000 shares of common stock at an exercise price of $.7344 per share. We also provide Mr. Fazio with an automobile allowance of $1,250 per month. If we terminate Mr. Fazio's employment other than for cause or as a result of his death or disability, we are required to pay Mr. Fazio his compensation for the balance of the term and continue his certain insurance benefits for the balance of the term or such time as he has insurance coverage provided by another employer. Mr. Fazio has the right to terminate his employment in the event of a change of control, as defined, in which event we are required to pay him his then current salary for six months and continue his insurance benefits for such six month period or until such earlier date as he has insurance coverage by an another employer.

Consulting Agreement

      On January 26, 2006, we entered into a one-year consulting agreement with Dov Perlysky, pursuant to which we agreed to pay Mr. Perlysky a 5% commission on business generated by Mr. Perlysky's efforts.

2005 Long-Term Incentive Plan

      In October 2005, our board of directors adopted the 2005 Long-Term Incentive Plan, covering 2,500,000 shares of common stock. The 2005 plan provides for the grant of incentive and non-qualified options, stock grants, stock appreciation rights and other equity-based incentives to employees, including officers, and consultants. The 2005 Plan is to be administered by a committee of independent directors. In the absence of a committee, the plan is administered by the board of directors. Independent directors are not eligible for discretionary options. However, each newly elected independent director receives at the time of his or her election, a five-year option to purchase 25,000 shares of common stock at the market price on the date of his or her election. In addition, the plan provides for the annual grant of an option to purchase 5,000 shares of common stock on the first trading day of January in each year, commencing January 2007. The options to directors have a term of five years and become exercisable cumulatively as to 50% of the shares subject to the option six months from the date of grant and as to the remaining 50% 18 months from the date of grant. Pursuant to this provision, on January 25, 2006, options to purchase 25,000 shares at $.7344 per share, being the fair market value on the date of grant, were automatically granted to Messrs. Kirk Michel, Howard Spindel and Irving Wiesen. Pursuant to Mark Fazio's employment contract, we granted him options to purchase 300,000 shares of common stock pursuant to the 2005 plan in February 2006. These option grants are subject to stockholder approval of the 2005 plan.

      Options intended to be incentive stock options must be granted at an exercise price per share which is not less than the fair market value of the common stock on the date of grant and may have a term which is not longer than ten years. If the option holder holds 10% of our common stock, the exercise price must be at least 110% of the fair market value on the date of grant and the term of the option cannot exceed five years. On January 25, 2006, we granted incentive stock options to purchase an aggregate of 1,400,000 shares of common stock at an exercise price of $.7344 per share, to 41 employees. These options are subject to stockholder approval of the 2005 Plan.

      Option holders do not recognize taxable income upon the grant of either incentive or non-qualified stock options under the Internal Revenue Code of 1986. When employees exercise incentive stock options, they will not recognize taxable income upon exercise of the option, although the difference between the exercise price and the fair market value of the common stock on the date of exercise is included in income for purposes of computing their alternative minimum tax liability, if any. If certain holding period requirements are met, their gain or loss on a subsequent sale of the stock will be taxed at capital gain rates. Generally, long-term capital gains rates will apply to their full gain at the time of the sale of the stock, provided that they do not dispose of the stock made within two years from the date of grant of the option or within one year after your acquisition of such stock, and the option is exercised while they are employed by us or within three months of the termination of their employment or one year in the event of death or disability, as defined in the Internal Revenue Code. Employees who are residents of Puerto Rico are subject to the Puerto Rico Code, which may be different from tax treatment under the Internal Revenue Code.

      In general, upon the exercise a non-qualified option, the option holder will recognize ordinary income in an amount equal to the difference between the exercise price of the option and the fair market value of the shares on the date he or she exercises the option. Subject to certain limitations, we may deduct that amount as an expense for federal income tax purposes. In general, when the holders of shares issued on exercise of a nonqualified stock option sell their shares, any profit or loss is short-term or long-term capital gain or loss, depending upon the holding period for the shares and their basis in the shares will be the fair market value on the date of exercise.

                             PRINCIPAL STOCKHOLDERS

      The following table provides information as to shares of common stock beneficially owned as of February 28, 2006 by:

      o     each director;

      o     each officer named in the summary compensation table;

      o each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and

      o     all directors and executive officers as a group.


                                                          Shares of Common Stock
Name                                                           Beneficially Owned            Percentage
----                                                           ------------------            ----------
Elizabeth Plaza                                                         1,150,000                 50.0%
Sardinera Beach Building Suite 2,
Marginal Costa de Oro,
Dorado, Puerto Rico 00646

San Juan Holdings, Inc.                                                 3,100,000                 64.6%
MCS Plaza, Suite #305
255 Ponce de Leon Ave.
Hato Rey, PR  00917

Dov Perlysky                                                            1,200,000                 36.8%
445 Central Avenue, Suite 305
Cedarhurst, New York 11516

Kirk Michel                                                               --                         0%

Howard Spindel                                                            --                         0%

Irving Wiesen                                                             --                         0%

All officers and directors as a group (two                              2,350,000                 67.1%
individuals owning stock)

      Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise or warrants or options or upon conversion of convertible securities if they are exercisable or convertible within 60 days of February 28, 2006.

      The shares owned by San Juan Holdings, Inc. include 2,500,000 shares of common stock issuable upon exercise of a warrant. The exercise price of the warrant is $.06 per share. In addition, at February 28, 2006, San Juan Holding also held 75,000 shares of series A preferred stock, convertible into 1,020,200 shares of common stock, and warrants to purchase 255,300 shares of common stock at $1.10 per share and 255,300 shares of common stock at $1.65 per share. The shares of series A preferred stock are not convertible into common stock and the warrants issued in the private placement are not exercisable until we amend our certificate of incorporation to increase our authorized common stock, the shares of common stock issuable upon conversion of the series A preferred stock and upon exercise of the warrants are not deemed to be beneficially owned by San Juan Holdings as of January 26, 2006. Shares beneficially owned by San Juan Holdings do not include 275,724 shares of common stock issuable upon exercise of a warrant held by RD Capital Group, Inc., a broker-dealer and an affiliate of San Juan Holdings.

      In addition, at February 28, 2006, KEMA Advisors, of which Mr. Michel is managing director, also held 25,000 shares of series A preferred stock, convertible into 340,400 shares of common stock, and warrants to purchase 81,500 shares of common stock at $1.10 per share and 81,500 shares of common stock at $1.65 per share.

      The shares beneficially owned by Dov Perlysky are owned by Krovim, LLC. Mr. Perlysky is the manager of Nesher, LLC, which is the manager of Krovim. Mr. Perlysky disclaims beneficial interest in the shares owned by Krovim.

      The shares of series A preferred stock are not convertible into common stock and the warrants issued in the private placement are not exercisable until we amend our certificate of incorporation to increase our authorized common stock, the shares of common stock issuable upon conversion of the series A preferred stock and upon exercise of the warrants are not deemed to be beneficially owned by holders thereof as of January 26, 2006. Accordingly, the shares of common stock issuable upon conversion of the series A preferred stock or exercise of the warrants are not treated as outstanding for purposes of determining which stockholders beneficially owned 5% of our common stock at such date. See "Selling Stockholders" for information relating to the stock ownership of the investors in our January 2006 private placement.

      The following table sets forth information as to each investor who purchased more than 4.5% of the units sold. Upon the filing of the certificate of amendment which increased our authorized capital stock, each of these stockholders became the beneficial owner of at least 5% of our capital stock.

                                 Series A       Common Stock       Common Stock
                                 Preferred      Issuable on        Issuable upon
Name                             Stock          Conversion         Warrant Exercise       Total         Percent
----                             ------         ----------         ----------------       -----         -------
Venturetek LP                     229,885        3,130,115            1,565,058           4,695,173       23.6%
370 Lexington Avenue
New York, NY 10017

Barron Partners LP                200,000        2,732,200            1,361,600           4,093,800       20.8%
730 Fifth Avenue
New York, NY 10019

San Juan Holdings, Inc.            75,000        1,021,200              510,600           4,631,800       21.7%
MCS Plaza, Suite #305
255 Ponce de Leon Ave.
Hato Rey, PR  00917

Pentland USA, Inc.                 75,000        1,021,200              510,600           1,531,800        8.1%
3333 New Hyde Park Road
New Hyde Park, NY 11042

Fame Associates                    75,000        1,021,200              510,600           1,531,800        8.1%
111 Broadway
New York, NY 10006

LDP Family Partnership, LP         56,705          722,096              386,048           1,108,144        5.9%
2 Lakeside Drive West
Lawrence, NY 11559

      The shares shown in the "Total" column for San Juan Holdings including, in addition to the securities purchased in the private placement, the 600,000 shares of common stock owned by San Juan Holdings and the 2,500,000 shares of common stock issuable upon exercise of warrants held by San Juan Holdings.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On January 25, 2006, we acquired Plaza from Elizabeth Plaza, as the sole stockholder of Plaza. At the closing, we paid Ms. Plaza $10,000,000 and issued to Ms. Plaza 1,150,000 shares of common stock. In addition, we will pay Ms. Plaza three payments, each in the amount of $2,750,000, on January 25, 2007, 2008 and 2009. As a condition to closing, Plaza was required to have a net tangible book value of not less than $5,500,000, of which at least $2,000,000 was to be in cash, as of November 30, 2005, with the excess to be paid to Ms. Plaza. Based upon a preliminary determination, the amount currently due to Ms. Plaza under this provision is estimated at $75,000, and additional payments may be due when a final determination is made.

      San Juan Holdings represented Plaza and Elizabeth Plaza in connection with the reverse acquisition. For such services, we issued 600,000 shares of common stock and warrants to purchase 2,500,000 shares of common stock, with an exercise price of $.06 per share, to San Juan Holdings. In our private placement of series A preferred stock and warrants, San Juan Holdings purchased three units. The purchase price for the three units was $750,000. The broker, which is an affiliate of San Juan Holdings, waived the commission and non-accountable expense allowance with respect to such sales, and as a result, San Juan Holdings purchased the three units for a net payment of $652,500. The three units were comprised of 75,000 shares of series A preferred stock and warrants to purchase 510,600 shares of common stock. The shares of series a preferred stock became converted into 1,021,200 shares of common stock. We also paid an affiliate of San Juan Holdings a broker's commission and non-accountable expense allowance of $195,000 for sales made to other purchasers in the private placement, and we issued to the affiliate three-year warrants to purchase an aggregate of 275,724 shares of common stock at an exercise price of $.7344 per share.

      KEMA Advisors, Inc., of which Kirk Michel, a director, is managing director, purchased one unit, consisting of 25,000 shares of series A preferred stock and warrants to purchase an aggregate of 170,200 shares of common stock for $250,000. The shares of series A preferred stock became converted into 340,400 shares of common stock. KEMA Advisors is a selling stockholder.

      In January 2006, we acquired certain assets of a United States based company that performs consulting services for the pharmaceutical and biotech industries from Mr. Fazio for $300,000. The acquired assets include a client list and a validation compliance service business. One-third of the purchase price was paid in January 2006, one-third is payable on March 31, 2006 and one-third is payable on June 30, 2006. At the time of the purchase we had no relationship with Mr.Fazio, and he was subsequently elected as executive vice president and chief operating officer.

                          DESCRIPTION OF CAPITAL STOCK

      At March 27, 2006, our authorized capitalization consisted of 2,000,000 shares of preferred stock, par value $.0001 per share, and 10,000,000 shares of common stock, par value $.0001 per share. On April __, 2006, we obtained stockholder approval of an amendment to our certificate of incorporation to increase our authorized capital stock to 10,000,000 shares of preferred stock and 50,000,000 shares of common stock, and on April __, 2006, we filed a restated certificate of incorporation which increased our authorized capital to 10,000,000 shares of preferred stock and 50,000,000 shares of common stock. At March 27, 2006, there were 2,301,800 shares of common stock outstanding. As a result of the filing of the restated certificate of incorporation, the shares of series A preferred stock were automatically converted into 15,998,800 shares of common stock, and, as a result, we had 18,300,600 shares of common stock outstanding.

Common Stock

      Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are entitled to share in such dividends as the board of directors, in its discretion, may declare from funds legally available. In the event of liquidation, each outstanding share entitles its holder to participate ratably in the assets remaining after payment of liabilities.

      Our directors are elected by a plurality vote. Because holders of common stock do not have cumulative voting rights, holders or a single holder of more than 50% of the outstanding shares of common stock present and voting at an annual stockholders meeting at which a quorum is present can elect all of our directors. Our stockholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or of any other securities. All outstanding shares of common stock are, and those issuable upon conversion of the preferred stock and exercise of the warrants will be, upon such conversion or exercise, validly issued, fully paid, and non-assessable

      The transfer agent for our common stock is American Stock Transfer & Trust Company.

Preferred Stock

      The board of directors is authorized to issue up to 2,000,000 shares of preferred stock (10,000,000 shares upon the filing of our restated certificate of incorporation) which may be issued in series from time to time with such designations, rights, preferences and limitations as the board of directors may declare by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters as may be determined by the board of directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. The potential exists, therefore, that additional shares of preferred stock might be issued which would grant dividend preferences and liquidation preferences to preferred stockholders over common stockholders. Unless the nature of a particular transaction and applicable statute require such approval, the board of directors has the authority to issue shares of preferred stock without stockholder approval. The issuance of preferred stock may have the effect of delaying or preventing a change in control without any further action by stockholders.

Series A Preferred Stock

      The board of directors has created a series of 1,175,000 shares of series A preferred stock. Each share of series A preferred stock automatically converts into 13.616 shares of common stock upon the filing of a certificate of amendment to our certificate of incorporation which increases the authorized capital stock to 10,000,000 shares of preferred stock and 50,000,000 shares of common stock. The board of directors has approved such an amendment, subject to stockholder approval.

      The holders of the series A preferred stock have no dividend rights, except that, if a dividend is declared with respect to the common stock, the holders of the series A preferred stock shall be entitled to dividends on the preferred stock on an "as if converted" basis.

      Except as provided by law and except for the following, the holders of the series A preferred stock have no voting rights. The vote of the holders of a majority of the outstanding shares of Series A Preferred Stock shall be required for any amendment to this Certificate of Designation.

      We cannot take any of the following actions without the approval of the holders of a majority of the shares of series A preferred stock:

      o The merger or consolidation of us with or into any other corporation or other entity.

      o The sale by us of all or a significant portion of our business and assets.

      o Our acquisition of any business or entity if such acquisition provides for the payment of consideration, including equity, of more than $1,000,000 or the resulting issuance of such number of shares of capital stock (including convertible securities) which would be more than 10% of the outstanding Common Stock (including common stock that is issuable upon conversion or exercise of convertible securities, including options and warrants).

      o The creation or issuance of any class or series of capital stock which is senior to or on a parity with the series A preferred stock as to dividends, voting or voluntary or involuntary liquidation, dissolution or winding up.

      In the event of the liquidation, dissolution or winding up, the holders of the series A preferred stock will be treated as if the series A preferred stock were converted into common stock.

      On April __, 2006, we filed our restated certificate of incorporation, as a result of which the series A preferred stock was automatically converted into common stock.

Investor Warrants

      In connection with our January 2006 private placement, we issued warrants to purchase 3,999,700 shares of common stock at an exercise price of $1.10 per share and warrants to purchase an additional 3,999,700 shares of common stock at an exercise price of $1.65 per shares. These warrants have a term which expires five years from the closing date and are callable by us if the closing price of our common stock is at least twice the exercise price of the warrants for twenty
(20) consecutive trading days. The warrants became exercisable when we filed our restated certificate of incorporation with the Secretary of State of the State of Delaware.

Other Warrants

      As of December 31, 2005, warrants to purchase 1,600,000 shares of common stock at an exercise price of $0.06 per share were outstanding. These warrants are exercisable until January 16, 2014. The holders of these warrants have the same registration rights as are granted to Elizabeth Plaza with respect to the 1,150,000 shares of common stock issuable to her pursuant to the merger agreement.

      At the closing we issued to San Juan Holdings warrants to purchase 2,500,000 shares of common stock at an exercise price of $.06 per shares. The warrants are exercisable until January 16, 2014. San Juan Holding has the same registration rights as are granted to Elizabeth Plaza with respect to the 1,150,000 shares of common stock issuable to her pursuant to the merger agreement.

Broker-Dealer Warrants

      At the closing of the reverse acquisition we issued to broker-dealers who assisted us in our January 2006 private placement, three-year warrants to purchase an aggregate of 1,439,892 shares of common stock at an exercise price of $.7344 per shares. The holders of the warrants have piggyback registration rights for the common stock issuable upon exercise of the warrants, which will include a standard underwriters' right to exclude shares, commencing six months after the effective date of the registration statement relating to the shares issuable upon conversion of the series A preferred stock issued to the investors in the January 2006 private placement.

Delaware Law Provisions

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock.

      Our certificate of incorporation contains certain provisions permitted under Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances where such liability may not be eliminated under applicable law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law.

                                     EXPERTS

      The financial statements for the years ended October 31, 2005 and 2004, included in this prospectus to the extent and for the periods indicated in its report, have been audited by Kevane Soto Pasarell Grant Thornton LLP, independent registered public accountants, and are included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report.

      Our financial statements at June 30, 2005 and for the year then ended and at June 30, 2004 and the period from January 14, 2004 (inception) to June 30, 2004 were audited by Raich Ende Malter & Co. LLP, independent registered public accountants, and are included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered through this prospectus will be passed on by Katsky Korins, LLP.

                           HOW TO GET MORE INFORMATION

      We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission's EDGAR system. You may inspect these documents and copy information from them at the Commission's public reference room at 100 F Street, NE, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

      We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission's public reference facilities or its website.

      You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

                      PHARMA-BIO SERV, INC. AND SUBSIDIARY
                          Index to Financial Statements


                                                                                               Page
Plaza Consulting Group, Inc.

Report of Independent Registered Public Accounting Firm                                        F-2

Balance Sheets as of October 31, 2005 and January 31, 2006 (unaudited)                         F-3

Statements of Operations for the Years Ended October 31, 2005 and 2004 and the three months    F-4
ended January 31, 2006 and 2005 (unaudited)

Statements of Cash Flows for the Years Ended October 31, 2005 and 2004 and the three months    F-5
ended January 31, 2006 and 2005 (unaudited)

Statement of Stockholders' Equity for the ears Ended October 31m 2005 and 2004 and the three   F-6
months ended January 31, 2006 (unaudited)

Notes to Financial Statements                                                                  F-8 - F-22

Pharma-Bio Serv, Inc. (formerly Lawrence Consulting Group, Inc.)

Report of Independent Registered Public Accounting Firm                                        F-23

Balance Sheets as of June 30, 2005 and 2004                                                    F-24

Statements of Operations for the Year Ended June 30, 2005 and the period January 14, 1004      F-25
(inception) to June 30, 2004

Statement of Stockholders' Equity (Deficiency) for the Year Ended June 30, 2005 and the
period January 14, 1004 (inception) to June 30, 2004                                           F-26

Statements of Cash Flows for the Year Ended June 30, 2005 and the period January 14, 1004      F-27
(inception) to June 30, 2004

Notes to Financial Statements                                                                  F-28 - F-33

Balance Sheets as of December 31, 2005 (unaudited) and June 30, 2005                           F-34

Statements of Operations for the Six Months Ended December 31, 2005 and 2004 (unaudited)       F-35

Statements of Cash Flows for the Six Months Ended December 31, 2005 and 2004 (unaudited)       F-36

Notes to Unaudited Financial Statements                                                        F-37 - F- 44

                REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Stockholder of
Plaza Consulting Group, Inc.:


      We have audited the accompanying balance sheets of PLAZA CONSULTING GROUP, INC. as of October 31, 2005 and 2004, and the related statements of income, changes in stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Plaza Consulting Group, Inc. as of October 31, 2005 and 2004, and the results of its operations, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


KEVANE SOTO PASARELL GRANT THORNTON LLP

San Juan, Puerto Rico,
    December 30, 2005, except for Note 12 (a), as to which the date is January 9, 2006, and Note 12 (b) as to which date is January 25, 2006.

                              PHARMA-BIO SERV, INC.
                                 Balance Sheets
      At January 31, 2006 (consolidated and unaudited) and October 31, 2005
                            (Plaza-only and audited)

                                                                   Consolidated        Plaza-Only
                                                                    (unaudited)         (audited)
                                                                     1/31/2006         10/31/2005
                                                                    -----------        -----------
Assets:
Current Assets
  Cash                                                              $ 3,084,214        $ 1,791,557
  Accounts receivable                                                 3,449,022          4,927,422
  Other                                                                 219,366            133,611
                                                                    -----------        -----------
Total Current Assets                                                  6,752,602          6,852,590

Property and equipment                                                  444,006            364,998

Intangible Assets                                                       230,000                 --
                                                                    -----------        -----------

Total Assets                                                        $ 7,426,608        $ 7,217,588
                                                                    ===========        ===========

Liabilities and Stockholders' Equity (Deficiency):
Current Liabilities:
  Current portion-obligations under capital leases                  $    36,875        $    47,294
  Accounts payable and accrued expenses                               1,053,726            996,829
  Due to Affiliate - current                                          2,323,701                 --
  Income Taxes Payable                                                  357,023                 --
                                                                    -----------        -----------
Total Current Liabilities                                             3,771,325          1,044,123

Due to Affiliate                                                      4,976,299                 --

Other Long-Term Liabilities                                             170,456            192,896
                                                                    -----------        -----------
Total Liabilities                                                   $ 8,918,080        $ 1,237,019
                                                                    -----------        -----------

Stockholder's Equity (Deficiency):
Preferred Stock, $0.0001 par value, Authorized
2,000,000 shares, of which 1,175,000 shares of Series A
Convertible Preferred Stock were authorized and outstanding
at January 31, 2006, and no shares of Preferred Stock
were outstanding at October 31, 2005                                        118                 --

Common Stock,$0.0001 par value, Authorized 10,000,000 shares,
Issued and outstanding 2,301,800 shares as of January 31,
2006.  $0.02 par value, Authorized 12,500,000 shares, 50,000
Issued and outstanding as of October 31, 2005                               230              1,000

Additional Paid-In Capital                                                   --                 --

Retained Earnings (Deficiency)                                       (1,491,820)         5,979,569
                                                                    -----------        -----------
Total Stockholder's Equity (Deficiency)                              (1,491,472)         5,980,569
                                                                    -----------        -----------

Total Liabilities and Stockholders' Equity                          $ 7,426,608        $ 7,217,588
                                                                    ===========        ===========

                              PHARMA-BIO SERV, INC.
                        Consolidated Statements of Income
      For the Three Months Ended January 31, 2006 and 2005 and years ended
                           October 31, 2005 and 2004

                                                         Unaudited                             Audited
                                               -----------------------------       -----------------------------
                                               Three months Ended January 31,      For the years ended October 31,
                                               -----------------------------       -----------------------------
                                               Consolidated        Combined         Plaza-Only        Plaza-Only
                                                   2006              2005              2005              2004
                                               -----------       -----------       -----------       -----------
REVENUES                                       $ 3,410,482       $ 4,695,999       $17,412,869       $16,930,431

COST OF REVENUES                                 2,033,339         2,657,847         9,400,909         9,361,968
                                               -----------       -----------       -----------       -----------

GROSS PROFIT                                     1,377,143         2,038,152         8,011,960         7,568,463

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES                            620,377           458,940         1,531,476         1,775,249

DEPRECIATION & AMORTIZATION                         30,144            19,741            90,332            50,359
                                               -----------       -----------       -----------       -----------

INCOME BEFORE PROVISION FOR INCOME TAXES           726,622         1,559,471         6,390,152         5,742,855

PROVISION FOR INCOME TAXES                         357,023           611,036                --                --
                                               -----------       -----------       -----------       -----------

NET INCOME                                     $   369,599       $   948,435       $ 6,390,152       $ 5,742,855
                                               ===========       ===========       ===========       ===========

INCOME PER COMMON SHARE                        $      0.21       $      0.54       $      2.23       $      2.00
 - BASIC

INCOME PER COMMON SHARE
 - DILUTED                                     $      0.11       $      0.54       $      2.23       $      2.00

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES
OUTSTANDING - BASIC                              1,791,985         1,750,000         1,750,000         1,750,000

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES
OUTSTANDING - DILUTED                            3,295,755         1,750,000         1,750,000         1,750,000

                              PHARMA-BIO SERV, INC.
                            Statements of Cash Flows
      For the Three Months Ended January 31, 2006 and 2005 and years ended
                           October 31, 2005 and 2004

                                                                      Unaudited                             Audited
                                                            ------------------------------      -------------------------------
                                                            Three months Ended January 31,      For the years ended October 31,
                                                            ------------------------------      -------------------------------
                                                            Consolidated         Combined        Plaza-Only         Plaza-Only
                                                                2006              2005              2005              2004
                                                            ------------      ------------      ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss) for the Period                            $    369,599      $    948,435      $  6,390,152      $  5,742,855
Loss (gain) on Disposition of Assets                               3,664                --            (3,319)               --
Depreciation                                                      30,144            19,741            90,332            50,359
Bad debts expense                                                     --                --            51,277            35,554
Decrease (increase) in Accounts Receivable                     1,481,192           112,904           466,730          (901,455)
(Increase) decrease in Other Assets                              (65,744)           (4,163)          (18,275)            2,821
Increase (decrease) in Liabilities                               208,849           289,513          (129,253)          633,982
                                                            ------------      ------------      ------------      ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                   $  2,027,704      $  1,366,430      $  6,847,644      $  5,564,116
                                                            ------------      ------------      ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Assets                                               (72,595)               --           (92,340)          (68,575)
(Decrease) in Property and Equipment                             (14,433)          (51,720)               --                --
                                                            ------------      ------------      ------------      ------------
NET CASH USED IN INVESTING ACTIVITIES                       $    (87,028)     $    (51,720)     $    (92,340)     $    (68,575)
                                                            ------------      ------------      ------------      ------------

CASH FLOW FROM FINANCING ACTIVITIES:
Net proceeds from the sale of Series A Preferred Stock      $ 10,171,500                --                --                --
Payment for purchase of stock in Plaza Consulting Group       (9,900,000)               --                --                --
Payment for non-compete covenant                                (100,000)               --                --                --
Payments on Lease Obligations                                     (8,649)           (9,818)          (41,154)          (25,144)
Distributions                                                   (834,115)         (890,129)       (7,959,318)       (5,102,589)
                                                            ------------      ------------      ------------      ------------
NET CASH USED IN FINANCING ACTIVITIES                       $   (671,264)     $   (899,947)     $ (8,000,472)     $ (5,127,733)
                                                            ------------      ------------      ------------      ------------

NET INCREASE IN CASH                                        $  1,269,412      $    414,763      $ (1,245,168)     $    367,808
                                                            ============      ============      ============      ============

CASH - BEGINNING OF PERIOD                                  $  1,814,802      $  3,094,839      $  3,036,725      $  2,668,917
                                                            ============      ============      ============      ============

CASH - END OF PERIOD                                        $  3,084,214      $  3,509,602      $  1,791,557      $  3,036,725
                                                            ============      ============      ============      ============

                              PHARMA-BIO SERV, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED OCTOBER 31, 2005 AND 2004 AND
                  THE THREE-MONTH PERIOD ENDED JANUARY 31, 2006

                                                                                       Additional     Retained
                                     Common Stock               Preferred Stock          Paid-in      Earnings
                               Shares         Amount         Shares        Amount        Capital     (Deficiency)       Total
                            ------------   ------------   ------------  ------------  ------------   ------------   ------------
BALANCE, October 31, 2003         50,000   $      1,000             --  $         --  $         --   $  6,908,469   $  6,909,469

NET INCOME                            --             --             --            --            --      5,742,855      5,742,855

DISTRIBUTIONS                         --             --             --            --            --     (5,102,589)    (5,102,589)
                            ------------   ------------   ------------  ------------  ------------   ------------   ------------

BALANCE, October 31, 2004         50,000          1,000             --            --            --      7,548,735      7,549,735

NET INCOME                            --             --             --            --            --      6,390,152      6,390,152

DISTRIBUTIONS                         --             --             --            --            --     (7,959,318)    (7,959,318)
                            ------------   ------------   ------------  ------------  ------------   ------------   ------------

BALANCE, October 31, 2005         50,000          1,000             --            --            --      5,979,569      5,980,569

RECLASSIFICATION OF $0.02
  COMMON STOCK                   (50,000)        (1,000)            --            --         1,000             --             --

ISSUANCE OF $0.0001
  COMMON STOCK IN CONNECTION
  WITH RECLASSIFICATION
  OF EQUITY                      275,900             28             --            --        20,947         20,975

2:1 STOCK DIVIDEND               275,900             28             --            --           (28)            --             --

ISSUANCE OF $0.0001
COMMON STOCK                   1,750,000            175             --            --       844,385             --        844,560

ISSUANCE OF $0.0001
  PREFERRED STOCK                     --             --      1,175,000           118    10,171,383             --     10,171,501

ISSUANCE OF $0.06 STOCK
  WARRANTS                            --             --             --            --            --             --             --

DISTRIBUTIONS                         --             --             --            --   (11,037,688)    (6,931,873)   (17,969,560)

NET INCOME                            --             --             --            --            --        369,599        369,599

DISTRIBUTIONS                         --             --             --            --            --       (909,115)      (909,115)
                            ------------   ------------   ------------  ------------  ------------   ------------   ------------

BALANCE, January 31, 2006      2,301,800   $        230      1,175,000  $        118  $         --   $ (1,491,820)  $ (1,491,472)
                            ============   ============   ============  ============  ============   ============   ============

Supplemental Schedule of Non-Cash Investing and Financing Activities

During the three-month period ended January 31, 2006 and the years ended October 31, 2005 and 2004, the Company incurred in the following non-cash transactions:

1. The Company retired property and equipment with a cost of $54,352, book value of $27,876 and outstanding debt of $24,212 resulting in a loss of $3,664.

2. The Company acquired a validation service company for a total purchase price of $300,000 of which $100,000 was paid before January 31, 2006 and $200,000 will be paid subsequently.

3. Subject to the acquisition of Plaza Consulting Group, Inc., a deferred payment of $8,250,000 including $1,025,000 of imputed interest is due to an officer.

4. During the year ended October 31, 2005, the Company acquired vehicles in the amount of $170,355 under capital lease obligations. In addition, it retired a vehicle under a capital lease with a book value of $38,855 and an unpaid capital lease debt of $42,174 resulting in a gain on disposal of $3,319.

5. During the year ended October 31, 2004, the Company acquired vehicles in the amount of $84,109 under capital lease obligations. The Company traded-in a vehicle with a book value of $33,726 and an outstanding lease of $40,164, which was assumed in one of the new capital lease obligations.

                              PHARMA-BIO SERV, INC.
                          Notes to Financial Statements
                  As of October 31, 2005 and 2004 (audited) and
                      January 31, 2006 and 2005 (unaudited)


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

      The accompanying unaudited consolidated financial statements and footnotes have been condensed and therefore do not contain all disclosures required by accounting principles generally accepted in the United States of America. In the opinion of management, the information furnished reflects all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows for the interim periods. Interim periods are not necessarily indicative of results for a full year.

      Pharma-Bio Serv, Inc., formerly Lawrence Consulting Group, Inc. (the "Company"), was organized under the laws of the State of Delaware on January 14, 2004. The Company is the parent company of Plaza, a Puerto Rico corporation, which operates in Puerto Rico under the name of Pharma Serv and is engaged in providing technical compliance consulting services primarily to the pharmaceutical, chemical and biotechnology industries.

      The accompanying financial statements present the accounts of the Company and Plaza. All intercompany transactions and balances have been eliminated in consolidation.

      The statement of operations and of cash flows for the three month period ended January 31, 2006 include consolidated financial information of the Company and Plaza and the same statements for the comparative period ended January 31, 2005 include combined financial information for both entities.

Share Distribution

      On January 24, 2006, the Company effected a two-for-one share distribution with respect to its common stock pursuant to which the Company issued one share of common stock for each share outstanding on the record date, January 24, 2006. All share and per share information in these financial statements give retroactive effect to this share distribution.

Reverse Acquisition

      On January 25, 2006, pursuant to a plan and agreement of merger (the "Plaza Agreement") dated as of October 31, 2005, among the Company, Plaza Acquisition Corp., a wholly-owned subsidiary of the Company ("Acquisition Company"), Plaza and Elizabeth Plaza, the sole stockholder of Plaza, the Company acquired Plaza. The acquisition was effected by the merger of Acquisition Company into Plaza. Pursuant to the Plaza Agreement, Ms. Plaza, as the sole stockholder of Plaza, received at the closing $10,000,000 plus 1,150,000 shares of the Company's common stock. In addition, Ms. Plaza will receive three payments, each in the amount of $2,750,000, payable on January 25, 2007, 2008 and 2009.

                              PHARMA-BIO SERV, INC.
                          Notes to Financial Statements
                  As of October 31, 2005 and 2004 (audited) and
                      January 31, 2006 and 2005 (unaudited)


      At the closing, all of the present officers and directors of the Company resigned from their respective positions, except that Mr. Dov Perlysky, who was president and a director of the Company, resigned as an officer, but continued as a director. At the closing, the Company elected four directors, including Ms. Plaza. The other three are independent directors.

      Pursuant to the Plaza Agreement, at the closing, the Company issued 600,000 shares of common stock and warrants to purchase 2,500,000 shares of common stock with an exercise price of $.06 per share to San Juan Holdings, Inc., the investment banker for Plaza and Ms. Plaza. The Company provided certain demand and piggyback registration rights to Ms. Plaza and San Juan Holdings covering the shares of common stock issued to them at the closing and the shares issuable upon exercise of the warrants issued to San Juan Holdings.

      As a condition to closing, Plaza was required to have a net tangible book value of not less than $5,500,000, of which at least $2,000,000 was in cash, as of November 30, 2005. Subject to the requirement that Plaza have at least $2,000,000 in cash as of November 30, 2005, the purchase price is to be adjusted upward or downward depending on the net tangible book value, determined as provided in the Plaza agreement. This provision will result in an additional payment to Ms. Plaza in the amount of up to $131,734 of which $75,000 will be paid during the second quarter 2006 and payment of the balance will be subject to the subsequent resolution of certain tax withholding issues related to the period prior to the reverse transaction.

      The Company raised the funds necessary to make the $10,000,000 payment due to Ms. Plaza through the private placement of units consisting of shares of a series A preferred stock and warrants to purchase 7,999,400 common stock. The series A preferred stock is automatically convertible into 15,998,800 shares of common stock upon an increase in the Company's authorized common stock. See Note C.

      The acquisition of Plaza and the private placement resulted in a change of control of the Company. As a result of the reverse acquisition accounting treatment, Plaza is deemed to be the acquiring company for accounting purposes. Because the reverse acquisition resulted in the former owners of Plaza, together with the purchasers in the private placement who purchased the series A preferred stock and warrants in connection with the acquisition of Plaza, gained control of the Company, the transaction is accounted for as a reverse acquisition. Effective on the acquisition date, the Company's balance sheet includes the assets and liabilities of Plaza and its equity accounts have been recapitalized to reflect the equity of Plaza. In addition, effective on the acquisition date, and for all reporting periods thereafter, the Company's operating activities, including any prior comparative periods, will include only those of Plaza.

Summary of Significant Accounting Policies

      Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                              PHARMA-BIO SERV, INC.
                          Notes to Financial Statements
                  As of October 31, 2005 and 2004 (audited) and
                      January 31, 2006 and 2005 (unaudited)

      Fair Value of Financial Instruments

      The carrying value of the Company's financial instruments (excluding obligations under capital leases and amounts due affiliate): cash, accounts receivable, accounts payable and accrued liabilities, are considered reasonable estimates of fair value due to short period to maturity.

      Management believes, based on current rates, that the fair value of its obligations under capital leases and amounts due to affiliate approximates the carrying amount.

      Revenue Recognition

      The Company recognizes revenues in the month when services are rendered to customers. In the case of fixed-fee contracts, revenue is recognized based on the percentage that the services rendered bears to the estimated services to be performed over the contract.

      Accounts Receivable

      Accounts receivable are recorded at their estimated realizable value. Accounts are deemed past due when payment has not been received within the stated time period. The Company's policy is to review individual past due amounts periodically and write off amounts for which all collection efforts are deemed to have been exhausted. Bad debts are accounted for using the direct write-off method whereby an expense is recognized only when a specific account is determined to be uncollectible. The effect of using this method approximates that of the allowance method.

      Income Taxes

      The Company follows the provisions of Statement of Financial Accounting Standards Board No. 109, "Accounting for Income Taxes," which requires an asset and liability approach method of accounting for income taxes. This method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements. The resulting deferred tax assets or liabilities are adjusted to reflect changes in tax laws as they occur. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

      Plaza, from its inception until January 25, 2006, was covered under the provisions of Subchapter N of Subtitle A of the Puerto Rico Internal Revenue Code (the "Puerto Rico Code"), which is similar to Subchapter S of the Internal Revenue Code in that its taxable income is taxed to the stockholders and therefore there is no income tax liability for that period. After the completion of the reverse acquisition, Plaza and the Company are no longer eligible for treatment as a Subchapter N corporation. Pursuant to the Plaza Agreement, (i) any taxes which are payable as a result of the reverse acquisition and Plaza's resulting loss of its Subchapter N status under the Puerto Rico tax laws, shall be paid by Ms. Plaza, and (ii) the Company, and not Ms. Plaza, is responsible for taxes on Plaza's income from December 1, 2005 until the closing date, January 25, 2006. See Note F.

                              PHARMA-BIO SERV, INC.
                          Notes to Financial Statements
                  As of October 31, 2005 and 2004 (audited) and
                      January 31, 2006 and 2005 (unaudited)


      Property and equipment

      Property and equipment is stated at cost. Depreciation is provided using the straight-line basis over the estimated useful lives of the assets. Major renewals and betterments that extend the life of the assets are capitalized, while expenditures for repairs and maintenance are expensed when incurred

      Intangible assets

      The goodwill reflects the excess of the purchase price over the fair value of the assets acquired in connection with the acquisition of assets of a business which performs in the United States consulting services similar to those performed by the Company in Puerto Rico. The Company's policy is to periodically evaluate the goodwill to determine whether there is any impairment. See Note E.

      Covenant not to compete of $100,000 at January 31, 2006 represents the portion of the payment made in connection with the purchase of the Plaza stock that was allocated to a non-competition covenant. Under this agreement, the sole stockholder of Plaza agreed not to compete with the Company for a period of five years. This amount will be amortized on the straight-line method over the term of the non-competition covenant. Current portion amounting to $20,000 is included in the other current assets caption in the accompanying balance sheet.

      Stock-based Compensation

      Through the quarter ended January 31, 2006, the Company has elected to use the intrinsic value method of accounting for stock options issued to employees under its stock option plans in accordance with APB Opinion No. 25 and related interpretations whereby the amount of stock-based compensation expense is calculated as the difference between the fair market value and the exercise price on the date of issuance. For purposes of pro forma disclosures the amount of stock-based compensation is calculated using the fair value method of accounting for stock options issued to employees. The Company's pro forma information is as follows:

                              PHARMA-BIO SERV, INC.
                          Notes to Financial Statements
                  As of October 31, 2005 and 2004 (audited) and
                      January 31, 2006 and 2005 (unaudited)


                                    Three Months Ended January 31,              Year Ended October 31,
                                  ----------------------------------       ---------------------------------
                                       2006                 2005                2005                2004
                                  -------------        -------------       -------------       -------------
Net income                        $     369,599        $     948,435       $   3,897,993       $   3,503,142
Deduct: Stock-based
employee compensation
as determined under the
fair value method, net
of tax effect                           539,859                   --                  --             272,522
                                  -------------        -------------       -------------       -------------
Pro forma net income
(loss) attributable to
common stockholders               $    (170,251)       $     948,435       $   3,897,993       $   3,230,619
                                  =============        =============       =============       =============
Basic earnings (loss)
per share of common stock:
  As reported                     $        0.21        $        0.54       $        3.65       $        3.28
  Pro forma                       $       (0.10)       $        0.54       $        3.65       $        3.13

Diluted earnings (loss)
per share of common stock:
  As reported                     $        0.21        $        0.54       $        3.65       $        3.28
  Pro forma                       $       (0.10)       $        0.54       $        3.65       $        3.13

      For the fiscal year ended October 31, 2004 Plaza granted stock options to purchase 4,125 shares of its common stock. Pursuant to the reverse acquisition, these Plaza option shares are equivalent to options to purchase 744,597 shares of Pharma-Bio Serv common stock. Accordingly, the value of these options are estimated on the same basis as the Pharma-Bio Serv options. There were no additional Plaza options issued during the fiscal year ended October 31, 2005.

      Income Per Share of Common Stock

      Basic income per common share is calculated by dividing net income by the weighted average number of shares of common stock outstanding. Diluted income per share includes the dilution of common stock equivalents. Pursuant to reverse acquisition accounting treatment, the weighted average number of shares outstanding in the computation of basic income per share was derived by weighting (i) for the period prior to the reverse acquisition transaction, the number of shares outstanding represented the shares received by Plaza, and (ii) for the period after the transaction, the number of share outstanding represented the shares of the Company that are outstanding. Diluted income per share includes the dilution of common equivalents. Accordingly, the convertible preferred stock and the stock warrants were deemed to be outstanding from the date of issuance to the end of the reporting period.

                              PHARMA-BIO SERV, INC.
                          Notes to Financial Statements
                  As of October 31, 2005 and 2004 (audited) and
                      January 31, 2006 and 2005 (unaudited)


              Three months ended January 31,     For the year ended October 31,
              ------------------------------     ------------------------------
                  2006             2005             2005             2004
                --------         --------         --------         --------

Basic           $   0.21         $   0.54         $   3.65         $   3.28

Diluted         $   0.11         $   0.54         $   3.65         $   3.28


      The weighted average common shares outstanding (basic and diluted) were calculated using the treasury stock method as of the respective periods.

NOTE B - RECENT ACCOUNTING PRONOUNCEMENTS

      1. In March 2005, the FASB issued Interpretation No. 47 "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). FIN 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143 "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred, generally upon acquisition, construction or development and (or) through the normal operation of the asset. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FASB Statement 143 acknowledges that in some cases, sufficient information may not be available to a reasonably estimate the fair value of an asset obligation. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provisions of this interpretation are effective no later than the end of fiscal years ending after December 15, 2005 Management does not expect that the application of this standard will have any effect on the Company's results of operations or its financial condition.

      2. In December 2004, the FASB issued Statement No. 153 "Exchanges of Non-Monetary Transactions - an amendment of APB Opinion No. 29." The guidance in APB Opinion No. 29, "Accounting for Non-monetary Transactions," is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after December 16, 2004. The provisions of this Statement should be applied prospectively. The Company does not expect that the adoption of FAS-153 will have a material impact on its results of operations and financial position.

                              PHARMA-BIO SERV, INC.
                          Notes to Financial Statements
                  As of October 31, 2005 and 2004 (audited) and
                      January 31, 2006 and 2005 (unaudited)

      3. In December 2004, the FASB published Statement No. 123R requiring that the compensation cost relating to share-based payment transaction be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement No. 123R covers a wide range of share-based compensation arrangements, including share option restricted plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement No. 123(R) replaces FASB Statement No. 123 "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." Statement No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion No. 25, as long as the footnotes to the financial statements disclosed what net income would have been had the preferable fair-value-based method been used.

      This Statement is effective as of the beginning of the first interim or annual reporting period of the first fiscal year that begins after December 15, 2005. One of the effects of the application of FASB123R is to treat the value (as properly determined) of the options as compensation to the grantees, thus increasing the company's selling, general and administrative expenses.

      4. In May 2005, the FASB issued Statement No. 154 "Accounting for Changes and Errors Corrections.' This Statement replaces APB Opinion No. 20 "Accounting Changes" and FASB Statement No. 3 "Reporting Accounting Changes in Interim Financial Statements," and changes the requirements for the accounting for and reporting of a change in accounting principle.

      This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When its is impracticable to determine the period specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retroactive application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect that the adoption of FAS 154 will have a material impact on its consolidated results of operations and financial position.

                              PHARMA-BIO SERV, INC.
                          Notes to Financial Statements
                  As of October 31, 2005 and 2004 (audited) and
                      January 31, 2006 and 2005 (unaudited)


NOTE C - CAPITAL TRANSACTIONS

      On January 25, 2006, contemporaneously with the consummation of the acquisition, the Company sold, in a private placement, 47 units, each unit consisting of 25,000 shares of series A preferred stock, warrants to purchase 85,100 shares of common stock at $1.10 per share and warrants to purchase 85,100 shares of common stock at $1.65 per share. In the private placement, the Company issued an aggregate of 1,175,000 shares of series A preferred stock (which are convertible into an aggregate of 15,998,800 shares of common stock), warrants to purchase 3,999,700 shares of common stock at $1.10 per share, and warrants to purchase 3,999,700 shares of common stock at $1.65 per share, to 42 accredited investors. The Company paid brokerage commissions of 10% of the gross purchase price and an aggregate non-accountable expense allowance of 3% of the gross purchase price with respect to the units sold. In certain cases, the broker waived the commission and non-accountable expense allowance, and the investor paid the purchase price less the commission and non-accountable expense allowance. The purchase price for the 47 units sold was $11,750,000. Broker-dealers waived commission and non-accountable expense allowance with respect to $628,750, the Company paid commissions and non-accountable expense allowances totaling $898,750, and the Company issued warrants to purchase an aggregate of 1,439,892 shares of common stock. The warrants have an exercise price of $.7344 per share and a term of three years.

      Each share of series A preferred stock automatically converts into 13.616 shares of common stock upon the filing of a certificate of amendment to our certificate of incorporation which increases the authorized capital stock to 10,000,000 shares of preferred stock and 50,000,000 shares of common stock. The board of directors has approved such an amendment, subject to stockholder approval.

      The holders of the series A preferred stock have no dividend rights, except that, if a dividend is declared with respect to the common stock, the holders of the Series A preferred stock shall be entitled to dividends on the preferred stock on an "as if converted" basis.

      These warrants issued in the private placement expire five years from the closing date and are callable by the Company if the closing price of the common stock is at least twice the exercise price of the warrants for twenty (20) consecutive trading days. The warrants are not exercisable until the amendment to the Company's certificate of incorporation increasing the number of authorized shares of the Company's common stock has been approved by the Company's stockholders and filed with the Secretary of State of the State of Delaware.

      The holders of the series A preferred stock and the warrants issued in the private placement have demand and piggyback registration rights.

                              PHARMA-BIO SERV, INC.
                          Notes to Financial Statements
                  As of October 31, 2005 and 2004 (audited) and
                      January 31, 2006 and 2005 (unaudited)


NOTE D - PROPERTY & EQUIPMENT

The balance of property and equipment, as of January 31, 2006 and October 31, 2005 consists of:


                                        Useful
                                         Life    January 31,    October 31,
                                        (years)     2006            2005
                                        -------   ---------      ---------
Vehicles                                   5      $ 221,434      $ 273,086
Leasehold improvements                     5         64,895         64,895
Computers                                  3        121,796         81,395
Equipment                                  5        116,810         22,885
Furniture and fixtures                    10         67,907         67,907
                                                  ---------      ---------
     Total                                        $ 592,842      $ 510,168
Less: Accumulated depreciation
         And amortization                          (148,836)      (145,170)
                                                  ---------      ---------
Property and equipment, net                       $ 444,006      $ 364,998
                                                  =========      =========


NOTE E - PURCHASE OF ASSETS

      On January 9, 2006, Plaza acquired certain assets of a United States based company that performs consulting services for the pharmaceutical and biotech industries for $300,000. The seller was an individual who has since become the Company's executive vice president and chief operating officer. The acquired assets include equipment ($150,000) and goodwill ($150,000) for a client list and a validation compliance service business. One-third of the purchase price was paid in January 2006, one-third is payable on March 31, 2006 and one-third is payable on June 30, 2006. The Company also hired eleven former employees of the business.

NOTE F - INCOME TAXES

      The Company's taxable income is subject to the Puerto Rico income tax at the 20% to 39% rates provided by the 1994 Puerto Rico Internal Revenue Code, as amended.

      Provision for income tax is computed at statutory rates applied to income calculated in accordance with the accounting practices described herein and as shown in the financial statements. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

      The following table presents the Company's actual income tax expense for the three-month period ended January 31, 2006 and the pro forma provision for the comparative period in 2005 and the years ended October 31, 2005 and 2004.

                              PHARMA-BIO SERV, INC.
                          Notes to Financial Statements
                  As of October 31, 2005 and 2004 (audited) and
                      January 31, 2006 and 2005 (unaudited)

                                                      Pro Forma
                               -------------------------------------------------------
                                       Unaudited                      Audited
                               -------------------------     -------------------------
                                       January 31,                   October 31,
                               -------------------------     -------------------------
                                  2006           2005           2006           2005
                               ----------     ----------     ----------     ----------
Theoretical income
tax expense by application
of statutory rates to the
book pre-tax income            $  283,383     $  608,194     $2,492,159     $2,239,713

Effect of permanent
difference between
book and tax income                73,640          2,842             --             --
                               ----------     ----------     ----------     ----------
Income tax expense             $  357,023     $  611,036     $2,492,159     $2,239,713
                               ==========     ==========     ==========     ==========


NOTE G - RELATED PARTY TRANSACTIONS; DUE TO AFFILIATE

On January 25, 2006, pursuant to the Plaza Agreement, Elizabeth Plaza, as the sole stockholder and affiliate of Plaza, received at the closing $10,000,000 plus 1,150,000 shares of the Company's common stock. In addition, the Company will pay Mrs. Plaza, three payments of $2,750,000, including imputed interest determined in accordance with Section 1274 of the Internal Revenue Code, on January 25, 2007, 2008 and 2009 as follows:


         January 31,                           Amount
         -----------                        ------------
         2007                               $ 2,750,000
         2008                                 2,750,000
         2009                                 2,750,000
                                            -----------
         Total payments                       8,250,000
         Less: imputed interest              (1,025,000)
                                            -----------
         Present value of minimum
           payments                         $ 7,225,000
         Current portion                     (2,248,701)
                                            -----------
         Long-term portion                  $ 4,976,299
                                            ===========


The current portion of the due to affiliate as reflected in the balance sheet also includes $75,000 due to her for the excess of the Net Tangible Book Value determined as provided in the Plaza agreement explained in Note A.


           Current portion of deferred purchase price $2,248,701 Excess Net Tangible Book Value, payable in
              2nd Qtr 2007                                    75,000
                                                          ----------

           Due to affiliate - current portion             $2,323,701
                                                          ==========

                              PHARMA-BIO SERV, INC.
                          Notes to Financial Statements
                  As of October 31, 2005 and 2004 (audited) and
                      January 31, 2006 and 2005 (unaudited)


      San Juan Holdings represented Plaza and Elizabeth Plaza in connection with the reverse acquisition. For such services, the Company issued 600,000 shares of common stock and warrants to purchase 2,500,000 shares of common stock, with an exercise price of $.06 per share, to San Juan Holdings. In the Company's private placement of series A preferred stock and warrants, San Juan Holdings purchased three units. The purchase price for the three units was $750,000. The broker, which is an affiliate of San Juan Holdings, waived the commission and non-accountable expense allowance with respect to such sales, and as a result, San Juan Holdings purchased the three units for a net payment of $652,500. The Company also paid an affiliate of San Juan Holdings a broker's commission and non-accountable expense allowance of $195,000 for sales made to other purchasers in the private placement, and the Company issued to the affiliate three-year warrants to purchase an aggregate of 275,724 shares of common stock at an exercise price of $.7344 per share.

NOTE H - COMMITMENTS

      1. Contracts

      On January 25, 2006, the Company entered into employment agreements with Elizabeth Plaza and Nelida Plaza. The agreement with Elizabeth Plaza provides that Ms. Plaza will serve as president and chief executive officer of the Company for a period of 18 months, for which she will receive a salary at the annual rate of $250,000. For 18 months thereafter, Ms. Plaza will serve as a consultant for which she will receive compensation at the annual rate of $75,000. During the term of her employment, the Company will also provide Ms. Plaza with an automobile allowance at the annual rate of $24,828, discretionary bonuses and stock options or other equity-based incentives as shall be determined by the compensation committee's board of directors, except that her bonus shall not be less than 4% nor more than 50% of her salary. If the Company terminates Ms. Plaza's employment other than for cause or as a result of her death or disability, the Company is required to pay Ms. Plaza the balance of her compensation for her employment terms and her consulting term and other benefits, including a pro rata portion of the bonus that would have been paid to her, and her obligations under her non-competition provision terminate.

      The Company's agreement with Nelida Plaza provides that Ms. Plaza will serve as vice president for a term of three years for which she will receive annual compensation at the annual rate of $150,000. She is also entitled to such bonus compensation as is determined by the compensation committee, not to exceed 50% of her salary. The Company also agreed to make the lease payments on the automobile she currently leases. Such payments are at the annual rate of approximately $11,600. If the Company terminates Ms. Plaza's employment other than for cause or as a result of her death or disability, the Company is required to pay Ms. Plaza the balance of her compensation for her employment terms and her consulting term and other benefits, including a pro rata portion of the bonus that would have been paid to her, and her obligations under her non-competition provision, terminate.

                              PHARMA-BIO SERV, INC.
                          Notes to Financial Statements
                  As of October 31, 2005 and 2004 (audited) and
                      January 31, 2006 and 2005 (unaudited)


      On January 26, 2006, the Company entered into a one-year consulting agreement with Dov Perlysky, pursuant to which the Company agreed to pay Mr. Perlysky a 5% commission on business generated by Mr. Perlysky's efforts. This agreement replaced his employment agreement.

      2. Lease commitments

      Capitalized lease obligations -As of January 31, 2006 and October 31, 2005, the Company owned vehicles acquired under non-cancelable capital leases with a cost of $221,434 and $273,086 (accumulated depreciation of $33,646 and $46,058), respectively. Depreciation expense for these assets amounted to $3,594 and $33,968 in quarters ended January 31, 2006 and 2005, respectively. The following is a schedule, by year, of future minimum lease payments under the capitalized leases together with the present value of the net minimum lease payments at January 31, 2006:

                     January 31,                           Amount
                     -----------                         -----------
                         2007                            $  48,360
                         2008                               48,360
                         2009                               48,360
                         2010                               66,947
                         2011                               24,704
                                                         ---------
             Total minimum lease payments                $ 236,731
             Less:  Amount of imputed interest             (29,400)
                                                         ---------
             Present value of minimum lease payments     $ 207,331
             Current portion of obligation under
                capital leases                             (36,875)
                                                         ---------
             Long-term portion                           $ 170,456
                                                         =========

      Operating facilities - The Company conducts its administrative operations in office facilities which are leased under different rental agreements with the following terms:

                                                  Monthly
          Description                               Rent                 Commitment Term
          -----------                             -------                ---------------
     Main resources facilities                  $       3,200          Ending in October 2007
     Human resources facilities                 $       1,850          Ending in April 10, 2006
     Housing for employees                      $       1,800          Ending in January 2006
     Land                                       $       1,000          Ten years until July 2013
     Hilltown office space                      $       2,720          Monthly beginning February 2006

      The first three leases listed in the table are with the chief executive officer or an affiliate of the chief executive officer.

                              PHARMA-BIO SERV, INC.
                          Notes to Financial Statements
                  As of October 31, 2005 and 2004 (audited) and
                      January 31, 2006 and 2005 (unaudited)


      The following are the future minimum annual rent payments during each of the next five years and thereafter:


         Year                                  Amount
         -------                            -----------
         2007                               $   55,950
         2008                                   40,800
         2009                                   12,000
         2010                                   12,000
         2011                                   12,000
      Thereafter                                12,000
                                            ----------
                                            $  157,750
                                            ==========


      Rent expense during the three-month period ended January 31, 2006 and 2005 was $26,300 and $33,345, respectively, and $71,026 and 40,443 for the years ended October 31, 2005 and 2004, respectively.

NOTE I - STOCK OPTIONS

      In October 2005, the Company's board of directors adopted the 2005 Long-Term Incentive Plan, covering 2,500,000 shares of common stock. The 2005 plan provides for the grant of incentive and non-qualified options, stock grants, stock appreciation rights and other equity-based incentives to employees, including officers, and consultants. The 2005 plan is to be administered by a committee of independent directors. In the absence of a committee, the plan is administered by the board of directors. Independent directors are not eligible of discretionary options. However, each newly elected independent director receives a the time of his or her election, a five-year option to purchase 25,000 shares of common stock at the market price on the date of his or her election. In addition, the plan provides for the annual grant of an option to purchase 5,000 shares of common stock on the first trading day of January of each year, commencing January 2007. The options to directors have a term of five years and become exercisable cumulatively as to 50% of the shares subject to the option six months from the date of grant and as to the remaining 50% 18 months from the date of grant. Pursuant to this provision, on January 25, 2006, options to purchase 25,000 shares at $.7344 per share, being the fair market value on the date of grant, were automatically granted to each of the three independent directors. Options intended to be incentive stock options must be granted at an exercise price per share which is not less than the fair market value of the common stock on the date of grant and may have a term which is not longer than ten years. If the option holder holds 10% of our common stock, the exercise price must be at least 110% of the fair market value on the date of grant and the term of the option cannot exceed five years.

      Pursuant to the Plaza Agreement, all outstanding options issued by Plaza were terminated, and the Company granted incentive stock options to purchase an aggregate of 1,400,000 shares of common stock at an exercise price of $0.7344 per share to the holders of such terminated Plaza options, pursuant to the Company's 2005 Long-Term Incentive Plan . Of the total options to purchase 1,400,000 shares of common stock, options to purchase 776,186 shares of common stock were granted to 18 employees whose options to purchase Plaza common stock were cancelled. The options to purchase the remaining 623,814 shares of common stock were granted to both the 18 former holders of Plaza options and 23 additional Plaza employees.

      All of the foregoing option grants are subject to stockholder approval of the 2005 Long Term Incentive Plan.

      Pursuant to the Plaza Agreement, the Company agreed that it would issue 100 shares of common stock to each of Plaza's eligible employees. Such shares will not be issued until we are eligible to use a Form S-8 registration statement in connection with the issuance of such shares. Approximately 16,500 shares of common stock may be issued pursuant to this program.

NOTE J - CONCENTRATION OF RISKS

      The Company's cash balances are maintained in a high quality bank checking account. Management deems all its accounts receivables to be fully collectible, and, as such, does not maintain any allowances for uncollectible receivables.

      The Company's revenues are concentrated in the pharmaceutical industry in the island of Puerto Rico, and a small number of customers have accounted for a significant percentage of its revenue. For the quarter ended January 31, 2006, three customers accounted for approximately 68.1% of revenue. Two of these customers accounted for approximately 63.4% of revenue in the quarter ended January 31, 2005. The same customers had an outstanding balance at January 31, 2006 and 2005 representing 63.4% and 74.8% of the total receivables, respectively. The Company assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited. However, the loss or significant decline in business from any of its major customers could have a material effect upon its revenue and income.

NOTE K - RETIREMENT PLAN

      The Company has a qualified profit sharing plan in accordance with the provision of Section l165(a)(3)(A) of the Puerto Rico Code, for employees who meet certain age and service period requirements. The Company makes contributions to this plan as required by the provisions of the plan document. Contributions for the three months ended January 31, 2006 and 2005 were $7,537 and $5,016, respectively. Contributions for the years ended October 31, 2005 and 2004 were $35,908 and $29,467, respectively.


NOTE L - SUBSEQUENT EVENTS

      1. On February 22, 2006, the Company changed its fiscal year to the fiscal year ended October 31. The change in fiscal year is reflected in the Form 10-QSB for the quarter ended January 31, 2006. The change of fiscal year results from the acquisition of Plaza.

      2. In February 2006, the Company entered into a three-year employment agreement with the Company's executive vice president and chief operating officer. The agreement provides for an annual salary of $210,000, plus a $9,000 bonus, which was paid at the time he executed his agreement, and for the grant of incentive stock options to purchase 300,000 shares of common stock at an exercise price of $.7344 per share. The Company also provides the officer with an automobile allowance of $1,250 per month. If the Company terminates the officer's employment other than for cause or as a result of his death or disability, the Company is required to pay him his compensation for the balance of the term and continue his certain insurance benefits for the balance of the term or such time as he has insurance coverage provided by another employer. He has the right to terminate his employment in the event of a change of control, as defined, in which event we are required to pay him his then current salary for six months and continue his insurance benefits for such six month period or until such earlier date as he has insurance coverage by an another employer.

      3. On February 27, 2006, the Company filed a certificate of ownership and merger merging our wholly-owned subsidiary, Pharma-Bio Serv, Inc., into the Company. As a result of the filing of this certificate, our corporate name was changed to Pharma-Bio Serv, Inc. At the time of the filing of the certificate of ownership and merger, the subsidiary had no assets and the transaction was effected solely to change the Company's name.

              LAWRENCE CONSULTING GROUP, INC. FINANCIAL STATEMENTS


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of
Lawrence Consulting Group, Inc.
Lawrence, NY  11559

     We have  audited the  accompanying  balance  sheets of Lawrence  Consulting
Group, Inc. as of June 30, 2004 and 2005, and the related statements of operations, changes in stockholders' equity (deficiency) and cash flows for the period from January 14, 2004 (inception) through June 30, 2004 and the year ended June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lawrence Consulting Group, Inc. Corp. as of June 30, 2004 and 2005, and the results of its operations and its cash flows for the periods from January 14, 2004 (inception) through June 30, 2004 and the year period ended June 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note I, the Company has restated its financial statements as of June 30, 2004 and for the period from January 14, 2004 through June 30,2004.



/s/ Raich Ende Malter & Co. LLP
    East Meadow, New York
    September 28, 2005, except for Note J, as to which the date is January 28, 2006 and Note K as to which the date is February 22, 2006

                         Lawrence Consulting Group, Inc.
                                 Balance Sheets


                                                             As of June 30,
                                                       ------------------------
                                                         2004            2005
                                                      (RESTATED)
                                                       --------        --------
 ASSETS

CURRENT ASSETS

   CASH                                                $    942        $ 46,423
   ACCOUNTS RECEIVABLE                                                    2,800
                                                       --------        --------
TOTAL CURRENT ASSETS                                        942          49,223
                                                       ========        ========


 LIABILITIES AND STOCKHOLDERS'
      EQUITY (DEFICIENCY)

 CURRENT LIABILITIES
    ACCRUED LIABILITIES                                $ 10,717        $  4,450
                                                       --------        --------

 STOCKHOLDERS' EQUITY (DEFICIENCY)

 PREFERRED STOCK $0.0001 PAR VALUE,
 AUTHORIZED 2,000,000 SHARES, ISSUED-NONE                    --              --

 COMMON STOCK $0.0001 PAR VALUE,
 AUTHORIZED 10,000,000 SHARES,
 ISSUED & OUTSTANDING 450,000
 SHARES as of June 30, 2004
 AND 551,800 SHARES as of June 30, 2005                      45              55

 ADDITIONAL PAID IN CAPITAL                              25,955          76,845

 COMMON STOCK SUBSCRIPTION RECEIVABLE                   (25,000)

 ACCUMULATED DEFICIT                                    (10,775)        (32,127)
                                                       --------        --------

 TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)                 (9,775)         44,773
                                                       --------        --------

 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $    942        $ 49,223
  (DEFICIENCY)                                         ========        ========


                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                       PART OF THESE FINANCIAL STATEMENTS

                         Lawrence Consulting Group, Inc.
                            Statements of Operations


                                              For the period from
                                                January 14, 2004      For the
                                                  (inception)       Year Period
                                                   through             Ended
                                                 June 30, 2004     June 30, 2005
                                                 (RESTATED)
                                                  ---------          ---------

REVENUES:
 CONSULTING INCOME                                                   $  13,300
 INTEREST INCOME                                  $       0                 15
                                                  ---------          ---------
TOTAL REVENUES
                                                          0             13,315


GENERAL & ADMINISTRATIVE EXPENSES                    10,775             34,667
                                                  ---------          ---------

NET LOSS                                          $ (10,775)         $ (21,352)
                                                  ---------          ---------

LOSS PER COMMON SHARE
BASIC AND DILUTED                                 $   (0.02)         $   (0.04)
                                                  ---------          ---------

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING-BASIC AND DILUTED                445,808            551,800
                                                  ---------          ---------


                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                       PART OF THESE FINANCIAL STATEMENTS

                         Lawrence Consulting Group, Inc.
           Statements of Changes in Stockholders' Equity (Deficiency)
                               For the period from
               January 14, 2004 (inception) through June 30, 2004
                      and for the year ended June 30, 2005

                                                                          COMMON
                                                          ADDITIONAL      STOCK                               TOTAL
                     PREFERRED         COMMON                PAID-IN      SUBSCRIPTION       ACCUMULATED   STOCKHOLDERS'
                      STOCK            STOCK                 CAPITAL      RECEIVABLE            DEFICIT         EQUITY
                                                                                                           (DEFICIENCY)
                     --------          -------            -----------    ---------------      ----------    -----------
                   Shares Amount      Shares Amount
                     ---  ------     ------   ------
BALANCE-
January 14, 2004      -   $-            -     $ -                  $-             $-                 $-             $-

ISSUANCE OF COMMON
STOCK TO FOUNDERS                2,000,000    200                 800                                            1,000


RECAPITALIZATION,
CONVERSION OF
80% FOUNDERS                    (1,600,000)  (160)                160                                                -
SHARES TO WARRANTS

ISSUANCE OF
COMMON STOCK          -   $-        50,000      5              24,995        (25,000)                                -


NET LOSS                                                                                        (10,775)       (10,775)

                    --------------------------------------------------------------------------------------------------
BALANCE-
June 30, 2004
(Restated)            -    -       450,000     45              25,955        (25,000)           (10,775)        (9,775)

ISSUANCE
OF COMMON STOCK       -    -       101,800     10              50,890                                           50,900

PROCEEDS FROM
COMMON STOCK
SUBSCRIPTION
RECEIVABLE                                                                    25,000                            25,000


NET LOSS                                                                                        (21,352)       (21,352)

                    --------------------------------------------------------------------------------------------------
BALANCE-
June 30, 2005         -   $-       551,800    $55             $76,845           -              $(32,127)       $44,773
                    ---  ---      --------    ---             -------       --------          ----------      --------
                    ---  ---      --------    ---             -------       --------          ----------      --------

                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                       PART OF THESE FINANCIAL STATEMENTS

                         Lawrence Consulting Group, Inc.
                             Statements of Cash Flow
                      For the period from January 14, 2004
                        (inception) through June 30, 2004
                      and for the year ended June 30, 2005


                                                                   For the
                                         Period from January         Year
                                         14, 2004 (inception)    ended June 30,
                                         through June 30, 2005       2005
                                            (RESTATED)
                                   --------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES

NET LOSS                                    $ (10,775)               $(21,352)
Adjustments to reconcile net loss to
net cash used in operating activities:
Changes in asset and liability balances:
Accounts receivable                                                    (2,800)
Accrued Liabilities                            10,717                  (6,267)
                                         ---------------         --------------

NET CASH USED IN OPERATING ACTIVITIES        $    (58)               $(30,419)
                                         ---------------         --------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock          1,000                  50,900
Proceeds from stock subscription receivable                            25,000
                                         ---------------         --------------

NET CASH PROVIDED BY FINANCING ACTIVITIES       1,000                  75,900
                                        ---------------          --------------


NET INCREASE IN CASH                          $   942                $ 45,481

CASH -- beginning of period                         0                 $   942
                                        ---------------          --------------

CASH --  end of period                        $   942                $ 46,423
                                        ----------------         --------------


Supplemental disclosures of cash flow information:
Non-cash financing activities:
   Subscription receivable                   $25,000
                                       ===============


                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                       PART OF THESE FINANCIAL STATEMENTS

                         LAWRENCE CONSULTING GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 2005

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Organization and Operations

      Lawrence Consulting Group, Inc. (the "Company") was organized under the laws of the State of Delaware on January 14, 2004. The Company offers consulting and business advisory services. In August 2004, the Company entered into its first two consulting agreements. In May 2005, the Company entered into its third consulting agreement. The Company's clients are currently located in New York and Florida.

      Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates made by management include the valuation of the deferred tax asset allowance.

      Fair Value of Financial Instruments

      The amounts at which current assets and current liabilities are presented approximate their fair value due to their short-term nature.

      Revenue Recognition

      The Company's consulting agreements may require monthly fees and/or hourly fees. These fees are recognized as revenue as services are rendered.

      Accounts Receivable

      Accounts receivable are recorded at their estimated realizable value. An allowance for doubtful accounts is estimated by management through evaluation of significant past due accounts. Accounts are deemed past due when payment has not been received within the stated time period. The Company's policy is to review individual past due amounts periodically and write off amounts for which all collection efforts are deemed to have been exhausted.

      Income Taxes

      The Company follows the provisions of Statement of Financial Accounting Standards Board No. 109, "Accounting for Income Taxes," which requires the use of the liability method of accounting for income taxes. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements. The resulting deferred tax assets or liabilities are adjusted to reflect changes in tax laws as they occur. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

      Loss Per Common Share

      The Company has adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share, which modified the calculation of earnings per share ("EPS"). This statement replaced the previous presentation of primary and fully diluted EPS to basic and diluted EPS. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes the dilution of common stock equivalents, and is computed similarly to fully diluted EPS pursuant to Accounting Principles Board (APB) Opinion 15.

      Basic loss per common share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding. Stock warrants have not been included in the calculation of diluted loss per share, as the effect would have been antidilutive and the warrants were not exercisable during the period covered by these financial statements as the Company's common stock was not trading at $1.00 per share. Accordingly, basic and dilutive loss per share are the same for the Company.

NOTE B - INCOME TAXES

      Deferred tax assets and liabilities are determined using enacted tax rates for the effects of net operating losses and temporary differences between the book and tax bases of assets and liabilities. The Company records a valuation allowance on deferred tax assets to reflect the expected future tax benefits to be realized. In determining the appropriate valuation allowance, certain judgments are made relating to recoverability of deferred tax assets, uses of tax loss carry forwards, level of expected taxable income and available tax planning strategies. These judgments are routinely reviewed by management. At June 30, 2005, the Company had a net operating loss of $32,127 available to reduce future taxable income expiring through 2024. These losses are subject to limitations imposed under the Internal Revenue Code pursuant to Sections 382 and 383 regarding changes in ownership. Management Has determined that it is more likely than not that the Company will not be able to utilize its net operating loss carryforward in the future. and accordingly, the deferred tax asset of $13,493 has been fully reserved. A reconcilliation of the statutory income tax effective rate to the actual provision shown in the financial statements is as follows:

                             For the period
                               January 14,
                             2004 (inception)
                                through                             For the Year ended
                             June 30, 2004                            June 30, 2005
                            -----------------                      ------------------

Loss before income taxes        $10,775                                  $32,127
                               --------                                  --------
                               --------                                  --------

Computed tax benefit at
  statutory rate:

Federal                         ($3,663)      (34%)                     ($10,923)       (34%)

State                              (862)       (8%)                       (2,570)        (8%)

Net Operating Loss
Valuation reserve                4,525         42%                        13,493         42%
                                -------      ------                      --------       ------


Total tax benefit                 $ -          -%                         $  --           -%
                                -------      ------                      --------       -------
                                -------      ------                      --------       -------

NOTE C - CAPITAL TRANSACTIONS

      On January 15, 2004, the Company issued to its founders 2,000,000 shares of common stock in exchange for $1,000 (the "Equity Purchase Price"). The Company was subsequently recapitalized so that as of January 16, 2004, the Company had 400,000 shares of Common Stock and 1,600,000 warrants issued and outstanding. Management allocated $160 of the Equity Purchase Price to the warrants and the balance to the common stock. The warrants are exercisable at $0.06 per share and expire on January 16, 2014. The warrants are not exercisable until the earlier of (i) September 1, 2007 or (ii) date on which the closing price of the shares of the Company's common stock has equaled or exceeded $0.50 per share on the NASDAQ Bulletin Board, NASDAQ National Market System or on the American or New York Stock Exchange for at least ten (10) consecutive trading days.

      On March 1, 2004, 50,000 shares were sold for $0.50 per share. The Company received no cash in connection with the sale of these shares during the period from January 14, 2004 (inception) through June 30, 2004 and was issued a note receivable for $25,000, which was collected on August 20, 2004.

      On August 31, 2004, the Company completed a private placement of 101,800 shares of common stock at $0.50 per share.

NOTE D - RELATED PARTY TRANSACTIONS

      During 2004 and 2005, the Company utilized the office space provided by its president at no cost to the Company. The amount of office space utilized by the Company is considered insignificant.

      In March, 2004, the Company entered into an agreement with Krovim, LLC ("Krovim"), a principal shareholder of the Company, whereby Krovim agreed to lend the Company up to a maximum of $25,000 at prime plus 2% per annum. No drawdowns have been made to date and there are no formal repayment terms.

      The President of Rivkalex Corp., a client of the Company's, owns 18.8% of the Company's Common Stock.

NOTE E - LONG TERM EMPLOYMENT AGREEMENT

      On August 20, 2004, the Company entered into a three year employment agreement with its president, which shall be extended from year to year after the initial term. The president, who is also the Company's Chairman and Chief and Executive Officers, shall not be entitled to any cash compensation from the Company for his services until the Company's annualized revenues exceed $500,000 on a quarterly basis. At such time, the president shall be entitled to receive a salary of $50,000 per annum.

NOTE F - CONCENTRATION OF RISKS

      The Company's cash balances are maintained in a high quality bank checking account. Management deems all its accounts receivables to be fully collectible, and, as such, does not maintain any allowances for uncollectable receivables.


NOTE G - MATERIAL BALANCE SHEET ACCOUNTS

      As of June 30, 2005, two of the Company's clients each accounted for approximately 36% of the Company's accounts receivable and a third client accounted for the balance. As of June 30, 2005, all of the Company's accounts payables were due to a professional services firm for bookkeeping services.

NOTE H - CHANGE OF AUDITORS

      Silverstein & Weiss (S&W") previously audited the Company's financial statements for the period ended June 30, 2004. S&W's report for this period did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

      The decision to change auditors was approved by the Company's sole Director and was made because S&W is not registered with the Public Company Accounting Oversight Board ("PCAOB") and thus cannot act as an auditor of a public company. S&W resigned because it was not registered with the PCAOB. Such resignation was effective August 25, 2005. On August 25, 2005, the Company appointed Raiche Ende Malter & Co., LLP ("Raiche Ende") to serve as its new independent auditor.

      In connection with the audit of the period from January 14, 2004 (inception) to June 30, 2004 and the quarterly reports subsequent thereto and prior to the resignation of S&W, there were no disagreements or reportable events between the Company and S&W on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of S&W, would have caused them to make a reference to the subject matter of the disagreements or reportable events in connection with their reports.

NOTE I - RESTATEMENT OF FINANCIAL STATEMENTS

      The Company's financial statements as of June 30, 2004 and for the period from January 14, 2004 (inception) to June 30, 2004 have been restated from prior financial statements included in the Company's Form 10SB registration statement filed with the SEC on September 24, 2004. In the restated financial statements
(i) $7,661 of organization costs originally capitalized were expensed, and (ii) a $25,000 stock subscription receivable was reclassified from a current asset to a contra-equity account.

NOTE J - SUBSEQUENT EVENTS

      1. On January 24, 2006, the Company effected a two-for-one share distribution with respect to its common stock pursuant to which the Company issued one share of common stock for each share outstanding on the record date, January 24, 2006. All share and per share data give retroactive effect to the stock distribution.

      2. On January 25, 2006, the Company acquired Plaza as a result of the merger of Acquisition Company into Plaza. The acquisition of Plaza was completed in a transaction accounted for as a reverse acquisition. As a result of the reverse acquisition, the business conducted by Plaza became the Company's sole business activity. Plaza provides consulting services to the pharmaceutical and related industries in Puerto Rice. Plaza assists clients to comply with government regulations by offering a full range of consulting services in the areas of: validation and qualification, technology transfer and post-approval changes, technical documentation, environmental safety and occupational health, microbiology/bio-control, process support and project management, compliance and regulatory, training services and computer systems.

      Pursuant to the agreement, Elizabeth Plaza, as the sole stockholder, of Plaza, received:

      -     $10,000,000 cash at the closing;

      -     1,150,000 shares of the Company's common stock at the closing; and

      - The right to receive three payments, each in the amount of $2,750,000, payable on the first, second and third anniversaries of the closing date.

      As a condition to closing, Plaza was required to have a net tangible book value of not less than $5,500,000, of which at least $2,000,000 was in cash, as of November 30, 2005.

      The Company raised the funds necessary to make the $10,000,000 payment due to Ms. Plaza through the private placement of units consisting of shares of a newly-created series of Series A convertible preferred stock and warrants to purchase common stock (the "Private Placement").

      At the closing, all of the present officers and directors of the Company resigned from their respective positions, except that Mr. Dov Perlysky, who was president and a director of the Company, resigned as an officer, but continued as a director. At the closing, the Company elected four directors, including Ms. Plaza. The other three are independent directors.

      Pursuant to the Plaza Agreement, all outstanding options issued by Plaza were terminated, and the Company granted incentive stock options to purchase an aggregate of 1,400,000 shares of common stock at an exercise price of $0.7344 per share to the holders of such terminated Plaza options, pursuant to the Company's 2005 Long-Tern Incentive Plan (described below). These options are subject to stockholder approval of the 2005 Long Term Incentive Plan.

      Pursuant to the Plaza Agreement, at the closing, the Company issued 600,000 shares of common stock and warrants to purchase 2,500,000 shares of common stock with an exercise price of $.06 per share to San Juan Holdings, Inc., the investment banker for Plaza and Ms. Plaza. The Company provided certain demand and piggyback registration rights to Ms. Plaza and San Juan Holdings covering the shares of common stock issued to them at the closing and the shares issuable upon exercise of the warrants issued to San Juan Holdings.


      Valuing the common stock issued to Plaza and San Juan Holdings, Inc. ("SJH") at $0.7344 per share and imputing a 7% interest rate on the three future payments due Ms. Plaza ("the Future Payments") yields a value of the consideration issued by the Company pursuant to the Plaza Agreement as follows:
$18,069,560 ($10 million cash plus $844,560 worth of common stock plus $7,225,000 present value of the Future Payments at 7%) and $2,126,640 paid to SJH ($440,640 worth of common stock plus $1,686,000 for the warrant to purchase 2,500,000 shares of common stock at $0.06/share).

      The following condensed balance sheet summarizes the assets, liabilities and shareholders' equity of Plaza as of January 31, 2006. There is no significant difference between the condensed financial information as of January 31, 2006 and the date of the merger (January 25, 2006).

Plaza Consulting Group, Inc.
Condensed Balance Sheet as of January 31, 2006
(unaudited) ($ thousands)

Assets
         Cash                                         $3,055
         Accounts Receivable                           3,446
         Other assets                                    793
                                                      ------
         Total Assets                                 $7,294
                                                      ------
                                                      ------

Liabilities and Stockholders' Equity
         Accounts Payable                             $1,025
         Other liabilities                               207
                                                      ------
         Total liabilities                            $1,232

Stockholders' Equity                                  $6,062
                                                      ------
Total liabilities and Stockholders' Equity            $7,294
                                                      ------
                                                      ------



      As a result of the reverse acquisition accounting treatment, Plaza is deemed to be the acquiring company for accounting purposes.

      Each share of series A preferred stock sold in the Private Placement automatically converts into 13.616 shares of common stock upon the filing of a certificate of amendment to our certificate of incorporation which increases the authorized capital stock to 10,000,000 shares of preferred stock and 50,000,000 shares of common stock. The board of directors has approved such an amendment, subject to stockholder approval.

      The holders of the series A preferred stock have no dividend rights, except that, if a dividend is declared with respect to the common stock, the holders of the series A preferred stock shall be entitled to dividends on the preferred stock on an "as if converted" basis.

      In October 2005, the Company's board of directors adopted the 2005 Long-Term Incentive Plan, covering 2,500,000 shares of common stock. The 2005 plan provides for the grant of incentive and non-qualified options, stock grants, stock appreciation rights and other equity-based incentives to employees, including officers, and consultants. The 2005 Plan is to be administered by a committee of independent directors. In the absence of a committee, the plan is administered by the board of directors. Independent directors are not eligible for discretionary options. However, each newly elected independent director receives at the time of his or her election, a five-year option to purchase 25,000 shares of common stock at the market price on the date of his or her election. In addition, the plan provides for the annual grant of an option to purchase 5,000 shares of common stock on the first trading day of January in each year, commencing January 2007. The options to directors have a term of five years and become exercisable cumulatively as to 50% of the shares subject to the option six months from the date of grant and as to the remaining 50% 18 months from the date of grant. Options intended to be incentive stock options must be granted at an exercise price per share which is not less than the fair market value of the common stock on the date of grant and may have a term which is not longer than ten years. If the option holder holds 10% of our common stock, the exercise price must be at least 110% of the fair market value on the date of grant and the term of the option cannot exceed five years.

      In connection with the Private Placement, the Company issued warrants to purchase 3,999,700 shares of common stock at an exercise price of $1.10 per share and warrants to purchase an additional 3,999,700 shares of common stock at an exercise price of $1.65 per shares. These warrants expire five years from the closing date and are callable by the Company if the closing price of the common stock is at least twice the exercise price of the warrants for twenty (20) consecutive trading days. The warrants are not exercisable until the amendment to the Company's certificate of incorporation increasing the number of authorized shares of the Company's common stock has been approved by the Company's stockholders and filed with the Secretary of State of the State of Delaware.

      At the closing of the Plaza Agreement, the Company issued to broker-dealers who assisted the Company in the Private Placement, three-year warrants to purchase an aggregate of 1,439,892 shares of common stock at an exercise price of $0.7344 per shares. The holders of the warrants have piggyback registration rights for the common stock issuable upon exercise of the warrants, which will include a standard underwriters' right to exclude shares, commencing six months after the effective date of the registration statement relating to the shares issuable upon conversion of the series A preferred stock issued to the investors in the Private Placement.

      On January 25, 2006, the Company entered into employment agreements with Elizabeth Plaza and Nelida Plaza. The agreement with Elizabeth Plaza provides that Ms. Plaza will serve as president and chief executive officer of the Company for a period of 18 months, for which she will receive a salary at the annual rate of $250,000. For 18 months thereafter, Ms. Plaza will serve as a consultant for which she will receive compensation at the annual rate of $75,000. During the term of her employment, the Company will also provide Ms. Plaza with an automobile allowance at the annual rate of $24,828, discretionary bonuses and stock options or other equity-based incentives as shall be determined by the compensation committee's board of directors, except that her bonus shall not be less than 4% nor more than 50% of her salary. If the Company terminates Ms. Plaza's employment other than for cause or as a result of her death or disability, we are required to pay Ms. Plaza the balance of her compensation for her employment terms and her consulting term and other benefits, including a pro rata portion of the bonus that would have been paid to her, and her obligations under her non-competition provision terminate.

      The Company's agreement with Nelida Plaza provides that Ms. Plaza will serve as vice president for a term of three years for which she will receive annual compensation at the annual rate of $150,000. She is also entitled to such bonus compensation as is determined by the compensation committee, not to exceed 50% of her salary. The Company also agreed to make the lease payments on the automobile she currently leases. Such payment are at the annual rate of approximately $11,600. If the Company terminates Ms. Plaza's employment other than for cause or as a result of her death or disability, the Company is required to pay Ms. Plaza the balance of her compensation for her employment terms and her consulting term and other benefits, including a pro rata portion of the bonus that would have been paid to her, and her obligations under her non-competition provision, terminate.

      On January 26, 2006, the Company entered into a one-year consulting agreement with Dov Perlysky, pursuant to which the Company agreed to pay Mr. Perlysky a 5% commission on business generated by Mr. Perlysky's efforts. This agreement replaced his employment agreement.

      Pursuant to the Company's Long Term Incentive Plan, on January 25, 2006, options to purchase 25,000 shares at $.7344 per share, being the fair market value on the date of grant, were automatically granted to Messrs. Kirk Michel, Howard Spindel and Irving Wiesen. These option grants are subject to stockholder approval of the 2005 Plan.

Note K - SUBSUBSEQUENT CHANGE OF FISCAL YEAR AND CORPORATE NAME

      On February 22, 2006, the Company changed its name to Pharma-Bio Serv, Inc. and changed its fiscal year to the twelve months ended October 31, commencing with the year ending October 31, 2006

                         Lawrence Consulting Group, Inc.
                             Consolidated Balance Sheets


                                        December 31, 2005      June 30, 2005
                                           (unaudited)
                                        ------------------     ---------------

 ASSETS

CURRENT ASSETS

   CASH                                        $   4,397           $ 46,423
   ACCOUNTS RECEIVABLE                             5,900              2,800
                                            ----------------   ---------------
TOTAL CURRENT ASSETS                           $  10,297           $ 49,223
                                            ================   ===============


 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

 CURRENT LIABILITIES
    ACCRUED LIABILITIES                        $  35,392            $  4,450
                                            ---------------    ---------------

 STOCKHOLDERS' EQUITY (DEFICIENCY)

 PREFERRED STOCK, $0.0001 PAR VALUE,
 AUTHORIZED 2,000,000 SHARES, ISSUED-NONE             -                    -

 COMMON STOCK, $0.0001 PAR VALUE,
 AUTHORIZED 10,000,000 SHARES,
 ISSUED AND OUTSTANDING 551,800 SHARES
 AS OF DECEMBER 31, 2005, AND                        55                   55
 JUNE 30, 2005

 ADDITIONAL PAID IN CAPITAL                      76,845               76,845

 ACCUMULATED DEFICIT                           (101,995)             (32,127)
                                             ----------------    -------------

 TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)        (25,095)              44,773
                                             ----------------    -------------

 TOTAL LIABILITIES AND STOCKHOLDERS'           $ 10,297            $  49,223
 EQUITY                                      ================    =============




                THE ACCOMPANYING NOTES ARE AN INTEGRAL
                  PART OF THESE FINANCIAL STATEMENTS

                        Lawrence Consulting Group, Inc.
                     Consolidated Statements of Operations
                                  (unaudited)


                                     Six months ended
                                     ----------------
                             December 31, 2005   December 31, 2004
                            -----------------   ----------------


Revenues:

  CONSULTING INCOME                $ 18,900            $  4,000
  OTHER INCOME                            -                  15
                                 -----------          ------------
  TOTAL REVENUES                   $ 18,900            $  4,015

General and Administrative
Expenses                             88,768              17,046
                                 -----------          ------------
     NET LOSS                      $(69,868)           $(13,301)
                                 -----------          ------------
                                 -----------          ------------

LOSS PER COMMON SHARE
BASIC AND DILUTED                 $  (0.13)            $  (0.02)
                                 -----------          ------------
                                 -----------          ------------

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES
OUTSTANDING AND DILUTED            551,800              517,498
                                 -----------          ------------
                                 -----------          ------------




                THE ACCOMPANYING NOTES ARE AN INTEGRAL
                  PART OF THESE FINANCIAL STATEMENTS




                   Lawrence Consulting Group, Inc.
                 Consolidated Statements of Cash Flow
                              (UNAUDITED)


                                                 SIX MONTHS ENDED
                                                ------------------
                                        December 31, 2005      December 31, 2004
                                        ------------------    ------------------





CASH FLOWS FROM OPERATING ACTIVITIES

NET LOSS                                      $ (69,868)           $  (13,031)
Adjustments to reconcile net loss to
net cash used in operating activities:
Changes in asset and liability balances:
Accounts receivable                              (3,100)               (2,000)
Accrued Liabilities                              30,942                (5,917)
                                              --------------      -------------


NET CASH USED IN OPERATING ACTIVITIES         $ (42,026)           $  (20,948)
                                              --------------      -------------

NET CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock                -                50,900
Proceeds from Common Stock
 subscription receivable                              -                25,000
                                              --------------     --------------

NET CASH PROVIDED BY FINANCING ACTIVITIES             -                75,900
                                              --------------     --------------


NET INCREASE (DECREASE) IN CASH               $ (42,026)           $   54,952
CASH - beginning of period                       46,423                   942
                                              -------------     ---------------

CASH - end of period                          $   4,397            $   55,894
                                              --------------    ---------------





                THE ACCOMPANYING NOTES ARE AN INTEGRAL
                  PART OF THESE FINANCIAL STATEMENTS

                         Lawrence Consulting Group, Inc.
                          Notes to Financial Statements
                                DECEMBER 31, 2005
                                   (Unaudited)


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


      The accompanying unaudited consolidated financial statements and footnotes have been condensed and therefore do not contain all disclosures required by accounting principles generally accepted in the United States of America. In the opinion of management, the information furnished reflects all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows for the interim periods. Interim periods are not necessarily indicative of results for a full year.

      These financial statements should be read in conjunction with the audited financial statements of the Company for the year ended June 30, 2005 and the notes thereto contained in the Company's Annual Report on Form 10-KSB, as filed with the Securities and Exchange Commission on September 28, 2005, as amended on December 14, 2005 and December 19, 2005.

      Organization and Operations

      Lawrence Consulting Group, Inc. ("Lawrence") was organized under the laws of the State of Delaware on January 14, 2004. Lawrence offers consulting and business advisory services. As of December 31, 2005, Lawrence had entered into consulting agreements with three clients. Lawrence's clients are currently located in New York and Florida.

      On September 26, 2005, Plaza Acquisition Corp. ("Acquisition Company") was formed in the Commonwealth of Puerto Rico and became a wholly-owned subsidiary of Lawrence in October 2005. Acquisition Company was formed as a vehicle to acquire Plaza.

      Basis of Consolidation

      The accompanying financial statements present the accounts of Lawrence and Acquisition Company (collectively, the "Company"). All intercompany transactions and balances have been eliminated in consolidation.


      Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates made by management include the valuation of the deferred tax asset allowance.

      Fair Value of Financial Instruments

      The amounts at which current assets and current liabilities are presented approximate their fair value due to their short-term nature.


      Revenue Recognition

      The Company's consulting agreements require monthly fees and/or hourly fees. These fees are recognized as revenue as services are rendered.

      Accounts Receivable

      Accounts receivable are recorded at their estimated realizable value. An allowance for doubtful accounts is estimated by management through evaluation of significant past due accounts. Accounts are deemed past due when payment has not been received within the stated time period. The Company's policy is to review individual past due amounts periodically and write off amounts for which all collection efforts are deemed to have been exhausted.

      Income Taxes

      The Company follows the provisions of Statement of Financial Accounting Standards Board No. 109, "Accounting for Income Taxes," which requires the use of the liability method of accounting for income taxes. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements. The resulting deferred tax assets or liabilities are adjusted to reflect changes in tax laws as they occur. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

      Loss Per Common Share

      Basic loss per common share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding. Diluted loss per share includes the dilution of common stock equivalents. Stock warrants have not been included in the calculation of diluted loss per share, as the effect would have been antidilutive and the warrants were not exercisable during the period covered by these financial statements as the Company's common stock was not trading at or above $0.50 per share. Accordingly, basic and dilutive loss per share are the same for the Company. All share and per share data give retroactive effect to the stock distribution discussed in Note G.


                        Three months ended                       Six months ended
                       -------------------                       ----------------
              December 31, 2005   December 31, 2004       December 31, 2005   December 31, 2004
              ----------------   ------------------      -----------------   ----------------

   Basic       $ (0.10)              $ (0.02)                 $ (0.13)            $ (0.02)

   Diluted     $ (0.10)              $ (0.02)                 $ (0.13)            $ (0.02)



NOTE B - CAPITAL TRANSACTIONS

      On January 15, 2004, the Company sold 2,000,000 shares of common stock to its founders for a total of $1,000, or ($0.0005 per share). The Company was recapitalized as of January 16, 2004, and the Company issued to the founders 400,000 shares of Common Stock and warrants to purchase 1,600,000 shares of common stock at $0.06 per share. The Company allocated the $1,000 purchase price 80% to the warrants and 20% to the common stock. The warrants are exercisable at $0.06 per share and expire on January 16, 2014. The warrants are not exercisable until the earlier of (i) September 1, 2007 or (ii) the date on which the closing price of the shares of the Company's common stock has equaled or exceeded $0.50 per share on the NASDAQ Bulletin Board, NASDAQ National Market System or on the American or New York Stock Exchange for at least ten (10) consecutive trading days.

      On March 1, 2004, the Company sold 50,000 shares for $0.50 per share for a $25,000 promissory note which was paid on August 20, 2004.

      On August 31, 2004, the Company sold 101,800 shares of common stock at $0.50 per share in a private placement.

NOTE C - INCOME TAXES

      Deferred tax assets and liabilities are determined using enacted tax rates for the effects of net operating losses and temporary differences between the book and tax bases of assets and liabilities. The Company records a valuation allowance on deferred tax assets to reflect the expected future tax benefits to be realized. In determining the appropriate valuation allowance, certain judgments are made relating to recoverability of deferred tax assets, uses of tax loss carry forwards, level of expected taxable income and available tax planning strategies. These judgments are routinely reviewed by management. At December 31, 2005 and December 31, 2004, the Company had net operating loss carryforwards of $101,995 and $ 23,806, respectively, available to reduce future taxable income expiring through 2024. These losses are subject to limitations imposed under the Internal Revenue Code pursuant to Sections 382 and 383 regarding changes in ownership. Management has determined that it is more likely than not that these carryforwards cannot be utilized in the future, and, accordingly, the tax asset of $ 42,838 and $9,998 has been fully reserved as of December 31, 2005 and December 31, 2004, respectively. A reconciliation of the statutory income tax effective rate to the actual provision shown in the financial statements is as follows:


                                   For the six months ended
                          ---------------------------------------------
                          December 31, 2005              December 31, 2004
                         --------------------            -------------------

Loss before income taxes   ($69,868)                    ($13,301)
                          ---------                     ---------
                          ---------                     ---------

Computed tax benefit at
  statutory rate:

Federal                   ($23,755)      (34%)           ($4,522)      (34%)

State                       (5,589)       (8%)            (1,064)       (8%)

Net Operating Loss
Valuation reserve          29,344         42%              5,586       (42%)
                          --------       ------          --------     ---------


Total tax benefit           $  --           -%         $    --       $  --%
                          --------       -------       ---------     ---------
                          --------       -------       ---------     ---------

NOTE D - RELATED PARTY TRANSACTIONS

      During 2004 and through September 30, 2005, the Company utilized the office space provided by its president at no cost to the Company. No rent was paid during these periods because the Company had very limited use of the space and no specific office space was allocated to the Company. Beginning October 1, 2005, the Company began to sublease space at fair value from an entity affiliated with its president. The sublease was month-to-month through January, 2006. Also beginning October 1, 2005, the Company began to reimburse an affiliate of its president the cost of certain office expenses incurred by the Company.

      In March 2004, the Company entered into an agreement with Krovim, LLC ("Krovim"), a principal stockholder of the Company, whereby Krovim agreed to lend the Company up to a maximum of $25,000 at prime plus 2% per annum. No drawdowns have been made to date and there are no formal repayment terms. The agreement has been terminated.

      The president of Rivkalex Corp., a client of the Company, owns 18.8% of the Company's common stock. Revenue from Rivkalex were not significant.

NOTE E - COMMITMENTS

      On August 20, 2004, the Company entered into a three year employment agreement with its president, which shall be extended from year to year after the initial term. The president, who was, until the reverse acquisition, the Company's only officer, does not receive any cash compensation from the Company for his services until the Company's annualized revenues exceed $500,000 on a quarterly basis. At such time, the president shall be entitled to receive a salary of $50,000 per annum.

      In October 2005, the Company's board of directors adopted the 2005 Long-Term Incentive Plan, covering 2,500,000 shares of common stock. The 2005 plan provides for the grant of incentive and non-qualified options, stock grants, stock appreciation rights and other equity-based incentives to employees, including officers, and consultants. The 2005 Plan is to be administered by a committee of independent directors. In the absence of a committee, the plan is administered by the board of directors. Independent directors are not eligible for discretionary options. However, each newly elected independent director receives at the time of his or her election, a five-year option to purchase 25,000 shares of common stock at the market price on the date of his or her election. In addition, the plan provides for the annual grant of an option to purchase 5,000 shares of common stock on the first trading day of January in each year, commencing January 2007. The options to directors have a term of five years and become exercisable cumulatively as to 50% of the shares subject to the option six months from the date of grant and as to the remaining 50% 18 months from the date of grant. Options intended to be incentive stock options must be granted at an exercise price per share which is not less than the fair market value of the common stock on the date of grant and may have a term which is not longer than ten years. If the option holder holds 10% of our common stock, the exercise price must be at least 110% of the fair market value on the date of grant and the term of the option cannot exceed five years.


NOTE F - CONCENTRATION OF RISKS

      The Company's cash balances are maintained in a high quality bank checking account. Management deems all its accounts receivables to be fully collectible, and, as such, does not maintain any allowances for uncollectable receivables.

NOTE G - SUBSEQUENT EVENTS

      1. On January 24, 2006, the Company effected a two-for-one share distribution with respect to its common stock pursuant to which the Company issued one share of common stock for each share outstanding on the record date, January 24, 2006.

      2. On January 25, 2006, the Company acquired Plaza as a result of the merger of Acquisition Company into Plaza. The acquisition of Plaza was completed in a transaction accounted for as a reverse acquisition. As a result of the reverse acquisition, the business conducted by Plaza became the Company's sole business activity. Plaza provides consulting services to the pharmaceutical and related industries in Puerto Rice. Plaza assists clients to comply with government regulations by offering a full range of consulting services in the areas of: validation and qualification, technology transfer and post-approval changes, technical documentation, environmental safety and occupational health, microbiology/bio-control, process support and project management, compliance and regulatory, training services and computer systems.

      Pursuant to the agreement, Elizabeth Plaza, as the sole stockholder, of Plaza, received:

      -     $10,000,000 cash at the closing;

      -     1,150,000 shares of the Company's common stock at the closing; and

      - The right to receive three payments, each in the amount of $2,750,000, payable on the first, second and third anniversaries of the closing date.

      As a condition to closing, Plaza was required to have a net tangible book value of not less than $5,500,000, of which at least $2,000,000 was in cash, as of November 30, 2005.

      The Company raised the funds necessary to make the $10,000,000 payment due to Ms. Plaza through the private placement of units consisting of shares of a newly-created series of Series A convertible preferred stock and warrants to purchase common stock (the "Private Placement").

      At the closing, all of the present officers and directors of the Company resigned from their respective positions, except that Mr. Dov Perlysky, who was president and a director of the Company, resigned as an officer, but continued as a director. At the closing, the Company elected four directors, including Ms. Plaza. The other three are independent directors.

      Pursuant to the Plaza Agreement, all outstanding options issued by Plaza were terminated, and the Company granted incentive stock options to purchase an aggregate of 1,400,000 shares of common stock at an exercise price of $0.7344 per share to the holders of such terminated Plaza options, pursuant to the Company's 2005 Long-Tern Incentive Plan (described below). These options are subject to stockholder approval of the 2005 Long Term Incentive Plan.

      Pursuant to the Plaza Agreement, at the closing, the Company issued 600,000 shares of common stock and warrants to purchase 2,500,000 shares of common stock with an exercise price of $.06 per share to San Juan Holdings, Inc., the investment banker for Plaza and Ms. Plaza. The Company provided certain demand and piggyback registration rights to Ms. Plaza and San Juan Holdings covering the shares of common stock issued to them at the closing and the shares issuable upon exercise of the warrants issued to San Juan Holdings.


      Valuing the common stock issued to Plaza and San Juan Holdings, Inc. ("SJH") at $0.7344 per share and imputing a 7% interest rate on the three future payments due Ms. Plaza ("the Future Payments") yields a value of the consideration issued by the Company pursuant to the Plaza Agreement as follows:
$18,069,560 ($10 million cash plus $844,560 worth of common stock plus $7,225,000 present value of the Future Payments at 7%) and $2,126,640 paid to SJH ($440,640 worth of common stock plus $1,686,000 for the warrant to purchase 2,500,000 shares of common stock at $0.06/share).

      The following condensed balance sheet summarizes the assets, liabilities and shareholders' equity of Plaza as of November 30, 2005. The actual balance sheet of Plaza as of the closing (January 25, 2006) differs from the balance sheet shown below because under the terms of the Plaza Agreement (i) at closing Plaza must have a tangible net worth of no less than $5.5 million, of which at least $2 million must be cash, and (ii) the Economic Effective Date (as such term is defined in the Plaza Agreement) of the merger is November 30, 2005 which means no income or loss of Plaza is allocated to Ms. Plaza for any period subsequent to November 30, 2005. Thus, Plaza will have a tangible net worth as of January 25, 2006 equal to $5.5 million (of which at least $2 million will be cash) plus an amount equal to the income or loss earned by Plaza during the period December 1, 2005 through January 25, 2006.

Plaza Consulting Group, Inc.
Condensed Balance Sheet as of November 30, 2005
(unaudited) ($ thousands)

Assets
         Cash                                        $1,819
         Accounts Receivable                          5,275
         Other assets                                   478
                                                     -------
         Total Assets                                $7,572
                                                     -------
                                                     -------

Liabilities and Stockholders' Equity
         Accounts Payable                              $648
         Other liabilities                              238
         Total liabilities                             $886

Stockholders' Equity                                 $6,686
                                                     ------
Total liabilities and Stockholders' Equity           $7,572
                                                     ------
                                                     ------



      As a result of the reverse acquisition accounting treatment, Plaza is deemed to be the acquiring company for accounting purposes. As a result, commencing with the quarter ending March 31, 2006, the Company's historical financial statements will be those of Plaza.

      Each share of series A preferred stock sold in the Private Placement automatically converts into 13.616 shares of common stock upon the filing of a certificate of amendment to our certificate of incorporation which increases the authorized capital stock to 10,000,000 shares of preferred stock and 50,000,000 shares of common stock. The board of directors has approved such an amendment, subject to stockholder approval.

      The holders of the series A preferred stock have no dividend rights, except that, if a dividend is declared with respect to the common stock, the holders of the series A preferred stock shall be entitled to dividends on the preferred stock on an "as if converted" basis.

      In connection with the Private Placement, the Company issued warrants to purchase 3,999,700 shares of common stock at an exercise price of $1.10 per share and warrants to purchase an additional 3,999,700 shares of common stock at an exercise price of $1.65 per shares. These warrants expire five years from the closing date and are callable by the Company if the closing price of the common stock is at least twice the exercise price of the warrants for twenty (20) consecutive trading days. The warrants are not exercisable until the amendment to the Company's certificate of incorporation increasing the number of authorized shares of the Company's common stock has been approved by the Company's stockholders and filed with the Secretary of State of the State of Delaware.

      At the closing of the Plaza Agreement, the Company issued to broker-dealers who assisted the Company in the Private Placement, three-year warrants to purchase an aggregate of 1,439,892 shares of common stock at an exercise price of $0.7344 per shares. The holders of the warrants have piggyback registration rights for the common stock issuable upon exercise of the warrants, which will include a standard underwriters' right to exclude shares, commencing six months after the effective date of the registration statement relating to the shares issuable upon conversion of the series A preferred stock issued to the investors in the Private Placement.

      On January 25, 2006, the Company entered into employment agreements with Elizabeth Plaza and Nelida Plaza. The agreement with Elizabeth Plaza provides that Ms. Plaza will serve as president and chief executive officer of the Company for a period of 18 months, for which she will receive a salary at the annual rate of $250,000. For 18 months thereafter, Ms. Plaza will serve as a consultant for which she will receive compensation at the annual rate of $75,000. During the term of her employment, the Company will also provide Ms. Plaza with an automobile allowance at the annual rate of $24,828, discretionary bonuses and stock options or other equity-based incentives as shall be determined by the compensation committee's board of directors, except that her bonus shall not be less than 4% nor more than 50% of her salary. If the Company terminates Ms. Plaza's employment other than for cause or as a result of her death or disability, we are required to pay Ms. Plaza the balance of her compensation for her employment terms and her consulting term and other benefits, including a pro rata portion of the bonus that would have been paid to her, and her obligations under her non-competition provision terminate.

      The Company's agreement with Nelida Plaza provides that Ms. Plaza will serve as vice president for a term of three years for which she will receive annual compensation at the annual rate of $150,000. She is also entitled to such bonus compensation as is determined by the compensation committee, not to exceed 50% of her salary. The Company also agreed to make the lease payments on the automobile she currently leases. Such payment are at the annual rate of approximately $11,600. If the Company terminates Ms. Plaza's employment other than for cause or as a result of her death or disability, the Company is required to pay Ms. Plaza the balance of her compensation for her employment terms and her consulting term and other benefits, including a pro rata portion of the bonus that would have been paid to her, and her obligations under her non-competition provision, terminate.

      On January 26, 2006, the Company entered into a one-year consulting agreement with Dov Perlysky, pursuant to which the Company agreed to pay Mr. Perlysky a 5% commission on business generated by Mr. Perlysky's efforts. This agreement replaced his employment agreement.

      Pursuant to the Company's Long Term Incentive Plan, on January 25, 2006, options to purchase 25,000 shares at $.7344 per share, being the fair market value on the date of grant, were automatically granted to Messrs. Kirk Michel, Howard Spindel and Irving Wiesen. These option grants are subject to stockholder approval of the 2005 Plan.

      For more information on the Plaza Agreement and a description of the business and financial statements of Plaze, reference is made to a Form 8-K filed by the Company with the SEC on January 31, 2006. For more information on the share distribution, reference is made to a Form 8-K filed by the Company with the SEC on January 31, 2006.

                                     Part II

                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

      Our certificate of incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

      The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

      Our certificate of incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

      Each selling stockholder and the Company have agreed to mutual indemnification provisions with respect to certain liabilities incurred in connection with this offering as the result of claims made under the Securities Act of 1933, the Securities Exchange Act of 1934 or state law.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The estimated expenses of the registration, all of which will be paid by the Company, are as follows:

         Item                                               Amount
         ----                                               ------
SEC filing fee                                              698.43
Printing and filing                                           *
Legal expenses, including blue sky                            *
Accounting expenses                                           *
Miscellaneous                                                 *
Total                                                         *

*   To be supplied by Amendment.

Item 26. Recent Sales of Unregistered Securities

      See "Selling Stockholders" in the prospectus for more information concerning the securities issued in the January 2006 private placement.

      The securities above were offered and sold in reliance upon exemptions from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to Sections 4(2) and 4(6) of the Securities Act and Rule 506 of SEC. The securities were sold exclusively to accredited investors as defined by Rule 501(a) under the Securities Act. The stock issuances prior to the reverse acquisition were made by Lawarence Consulting Group, Inc.

      In January 2006, we granted options to purchase common stock to key employees. The shares issuable upon exercise of the warrants will be registered pursuant to the Securities Act on a Form S-8.

Item 27. Exhibits

Exhibit Number  Exhibit Description
--------------------------------------------------------------------------------
3.1             Certificate of Incorporation(1)

3.2             By-laws(1)

4.1 Certificate of Designation for the series A convertible preferred stock(2)

4.2             Form of warrant issued to Investors(2)

4.3             Form of warrant held by initial warrant holders(2)

4.4             Form of warrant held by San Juan Holdings(2)

4.5             Form of warrants issued to broker-dealers in January 2006
                private placement(2)

5               Opinion of Katsky Korins LLP(3)

10.1 Form of subscription agreement for January 2006 private placement(2)

10.2            Registration rights provisions for the subscription agreement(2)

10.3 Registration rights provisions for Elizabeth Plaza and San Juan Holdings, Inc. (2)

10.4 Employment agreement dated January 25, 2006, between the Registrant and Elizabeth Plaza(2)

10.4 Employment agreement dated January 25, 2006, between the Registrant and Nelida Plaza(2)

10.5 Consulting agreement dated January 25, 2006, between the Registrant and Dov Perlysky(2)

10.6 Employment agreement dated February __, 2006, between the Registrant and Mark Fazio(4)

Exhibit Number  Exhibit Description
--------------------------------------------------------------------------------

10.7            2006 Long-term incentive plan(2)

10.8            Registration rights provisions for the subscription agreement(2)

10.9 Lease dated March 16, 2004 between Plaza Professional Center, Inc. and the Registrant(4)

10.10 Lease dated November 1. 2004 between Plaza Professional Center, Inc. and the Registrant(4)

21              List of Subsidiaries(4)

23.1            Consent of Katsky Korins LLP (Included in Exhibit 5)

23.2            Consent of Kevane Soto Pasarell Grant Thornton LLP (page II-6)

23.3            Consent of Raich Ende Malter & Co. LLP (page II-7)


(1) Filed as an exhibit to the Company's registration statement of Form 10-SB and incorporated herein by reference.

(2) Filed as an exhibit to the Company's current report on Form 8-K which was filed with the Commission on January 13, 2006 and incorporated herein by reference.

(3)   To be filed by amendment. (4) Filed herewith.


Item 28. Undertakings

(a)   The undersigned Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reelected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration" table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided however, that provisions (i) and (ii) of this undertaking are inapplicable if the information to be filed thereunder is contained in periodic reports filed by the Company pursuant to the Exchange Act that are incorporated by reference into the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dorado, Commonwealth of Puerto Rico on this 27th day of March, 2006.


                                         PHARMA-BIO SERV, INC.


                                         By: /s/ Elizabeth Plaza
                                             -----------------------------------
                                             Elizabeth Plaza, President and CEO


      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Elizabeth Plaza as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

Signature                                                   Title                                    Date


/s/ Elizabeth Plaza.                            President, Chief Executive Officer              March 27, 2006
----------------------------------------        and Director
Elizabeth Plaza.                                (Principal Executive Officer)


/s/Antonio L. Martinez                          Chief Financial Officer                         March 27, 2006
---------------------------------------         (Principal Financial
Antonio L. Martinez                             and Accounting Officer)


/s/ Dov Perlysky                                Director                                        March 27, 2006
---------------------------------------
Dov Perlysky


/s/ Kirk Michel                                 Director                                        March 27, 2006
---------------------------------------
Kirk Michel


/s/ Howard Spindel                              Director                                        March 27, 2006
---------------------------------------
Howard Spindel


/s/ Irving Wiesen                               Director                                        March 27, 2006
---------------------------------------
Irving Wiesen

             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

      We consent to the use in this Registration Statement on Form SB-2, of our report dated December 30, 2005, except for Note 12 (a), as to which the date is January 9, 2006, and Note 12 (b) as to which date is January 25, 2006 with respect to our audit of the financial statements of Plaza Consulting Group, Inc. for the years ended October 31, 2005 and 2004, and to the reference to our firm under the heading "Experts" in the Prospectus.


                                       Kevane Soto Pasarell Grant Thornton LLP
                                       Registered Public Accounting Firm


San Juan, Puerto Rico
March 27, 2006

             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

      We consent to the use in this Registration Statement on Form SB-2, of our report dated September 28, 2005, except for Note J as to which the date is January 28, 2006, and Note K as to which the date is February 22, 2006 with respect to our audit of the financial statements of Lawrence Consulting Group, Inc. for the year ended June 30, 2005 and the period January 14, 2004 (inception) to June 30, 2004, and to the reference to our firm under the heading "Experts" in the Prospectus.


                                          Raich Ende Malter & Co. LLP
                                          Registered Public Accounting Firm


East Meadow, New York
March 28, 2006